-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
-------------------------------------------------------------------------------

                                    FORM 11-K





            (X)   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF
                  THE SECURITIES EXCHANGE ACT OF 1934
            For the fiscal year ended December 31, 1996


                                       OR


            (  )  TRANSITION REPORT PURSUANT TO 15(d) OF
                  THE SECURITIES EXCHANGE ACT OF 1934

            For the transition period from .......... to ..........




            Commission file number 1-4879
                                   -------


               DIEBOLD, INCORPORATED RETIREE MEDICAL FUNDING PLAN
-------------------------------------------------------------------------------
                           FOR NEWARK HOURLY EMPLOYEES
                           ---------------------------
                            (Full title of the plan)



            Diebold, Incorporated 5995 Mayfair Road P.O. Box 3077
        ------------------------------------------------------------
                        North Canton, Ohio 44720-8077
                       ------------------------------
             (Name of issuer of the securities held by the plan and
                 the address of its principal executive office)

                              REQUIRED INFORMATION



Audited plan financial statements and schedules prepared in accordance with the financial reporting requirements of the Employee Retirement Income Security Act of 1974, as amended, are filed herewith in lieu of the requirements of an audited statement of financial condition and statement of income and changes in plan equity.

Financial Statements and Exhibits
---------------------------------

A) The following financial statements and schedules are filed as part of this annual report:

     1)   Statement of Net Assets Available for Benefits (with Fund Information)
          - December 31, 1996 and 1995

     2) Statement of Changes in Net Assets Available for Benefits (with Fund Information) - Year Ended December 31, 1996 and 1995

     3)   Notes to Financial Statements - December 31, 1996 and 1995

     4) Schedule 1 - Line 27 a - Schedule of Assets Held for Investment Purposes - December 31, 1996

     5) Schedule 2 - Line 27 d - Schedule of Reportable Transactions - Year Ended December 31, 1996



B) The following exhibit is filed as part of this annual report:

          23.  Consent of Independent Auditors

All other schedules required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because there is no information to report.

                          INDEPENDENT AUDITORS' REPORT

The Plan Administrator and Participants
Diebold, Incorporated Retiree Medical Funding Plan for Newark Hourly Employees

We have audited the accompanying statements of net assets available for benefits of Diebold, Incorporated Retiree Medical Funding Plan for Newark Hourly Employees as of December 31, 1996 and 1995, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Diebold, Incorporated Retiree Medical Funding Plan for Newark Hourly Employees as of December 31, 1996 and 1995, and the changes in net assets available for benefits for the year ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The fund information in the statements of net assets available for benefits and the statements of changes in net assets available for benefits is presented for purposes of additional analysis rather than to present the net assets available for benefits and changes in net assets available for benefits of each fund. The supplemental schedules and fund information have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG Peat Marwick LLP
KPMG PEAT MARWICK LLP
Cleveland, Ohio
June 20, 1997



                           DIEBOLD, INCORPORATED RETIREE MEDICAL FUNDING PLAN FOR NEWARK HOURLY EMPLOYEES
                               STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS (WITH FUND INFORMATION)
                                                         DECEMBER 31, 1996



                                                                  PARTICIPANT DIRECTED
                                   --------------------------------------------------------------------------------------
                                    MANAGED        COMPANY     GROWTH     EQUITY                 INVESTMENT    RETIREMENT    TOTAL
                                    INCOME          STOCK     COMPANY     INDEX       BALANCED   GRADE BOND    GOVERNMENT     ALL
                                   PORTFOLIO        FUND        FUND       FUND        FUND         FUND          FUND       FUNDS
                                   ---------        ----        ----       ----        ----         ----          ----       -----

Assets:
Investments
  Guaranteed Investment Contracts -
   Fidelity Managed Income
    Portfolio                       $ 41,008     $     --     $     --     $    --     $    --     $    --     $     --     $ 41,008

  Equities -
   Diebold, Incorporated

    Common Shares                         --      276,462           --          --          --          --           --      276,462

  Mutual funds -
   Fidelity Mutual Funds                  --           --      127,304      72,479      51,832      36,780           --      288,395

 Short-term investments -
  Fidelity Retirement
   Government Money Market                --           --           --          --          --          --       53,113       53,113

  Victory Financial Reserves
    Portfolio                            323       18,425       10,906       5,376       4,063       2,930        4,561       46,584
                                    --------     --------     --------     -------     -------     -------     --------     --------

   Total investments                  41,331      294,887      138,210      77,855      55,895      39,710       57,674      705,562

Cash                                      --           --           --          --          --          --           --           --

Accrued income                           196           57           33          16          12         194          228          736
                                    --------     --------     --------     -------     -------     -------     --------     --------
   Total assets                       41,527      294,944      138,243      77,871      55,907      39,904       57,902      706,298


Accounts payable                         186       16,767        9,800       4,875       3,600       2,825        4,314       42,367
                                    --------     --------     --------     -------     -------     -------     --------     --------


Net assets available
  for plan benefits:                $ 41,341     $278,177     $128,443     $72,996     $52,307     $37,079     $ 53,588     $663,931
                                    ========     ========     ========     =======     =======     =======     ========     ========






See accompanying notes to financial statements.



                           DIEBOLD, INCORPORATED RETIREE MEDICAL FUNDING PLAN FOR NEWARK HOURLY EMPLOYEES
                               STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS (WITH FUND INFORMATION)
                                                         DECEMBER 31, 1995



                                                                 PARTICIPANT DIRECTED
                                   ----------------------------------------------------------------------------------
                                    MANAGED     COMPANY     GROWTH       EQUITY                INVESTMENT  RETIREMENT    TOTAL
                                    INCOME       STOCK      COMPANY      INDEX      BALANCED   GRADE BOND  GOVERNMENT     ALL
                                   PORTFOLIO     FUND         FUND     PORTFOLIO      FUND       FUND         FUND       FUNDS
                                   ---------   ---------   ---------   ---------   ---------   ---------   ----------  ---------
Assets:
 Investments
  Guaranteed Investment Contracts -
    Fidelity Managed Income
    Portfolio                       $21,009     $    --     $    --     $    --     $    --     $    --     $    --     $ 21,009

  Equities -
   Diebold, Incorporated
    Common Shares                        --      88,379          --          --          --          --          --       88,379

  Mutual funds -
   Fidelity Mutual Funds                 --          --      57,951      31,442      29,264      19,950          --      138,607

  Fidelity Retirement
   Government Money Market               --          --          --          --          --          --      31,036       31,036

  Victory Financial Reserves
    Portfolio                         1,729       4,803       3,283       1,862       1,709       1,200       1,938       16,524
                                   ---------   ---------   ---------   ---------   ---------   ---------   ----------  ---------
   Total investments                 22,738      93,182      61,234      33,304      30,973      21,150      32,974      295,555

Cash                                  1,692          --          --          --          --          --          --        1,692

Accrued income                          112          16         344           6           5         112         147          742
                                   ---------   ---------   ---------   ---------   ---------   ---------   ----------  ---------
Total assets                         24,542      93,198      61,578      33,310      30,978      21,262      33,121      297,989

Accounts payable                         --         543         392         217         347         478          62        2,039
                                   ---------   ---------   ---------   ---------   ---------   ---------   ----------  ---------

Net assets available
  for benefits:                     $24,542     $92,655     $61,186     $33,093     $30,631     $20,784     $33,059     $295,950
                                   =========   =========   =========   =========   =========   =========   ==========  =========






See accompanying notes to financial statements.


                           DIEBOLD, INCORPORATED RETIREE MEDICAL FUNDING PLAN FOR NEWARK HOURLY EMPLOYEES
                          STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS (WITH FUND INFORMATION
                                                         DECEMBER 31, 1996




                                                                 PARTICIPANT DIRECTED
                                   ----------------------------------------------------------------------------------
                                    MANAGED     COMPANY     GROWTH       EQUITY               INVESTMENT  RETIREMENT    TOTAL
                                    INCOME       STOCK      COMPANY      INDEX     BALANCED   GRADE BOND  GOVERNMENT     ALL
                                   PORTFOLIO     FUND         FUND        FUND       FUND        FUND        FUND       FUNDS
                                   ---------   ---------   ---------   ---------   ---------  ---------   ----------  ---------
Additions:
 Contributions
  Participant                       $ 13,862   $  63,899   $ 41,571   $  21,372   $ 16,849    $ 12,425   $  19,236     $ 189,214
  Employer                             4,066      18,338     12,158       6,260      4,935       3,567       5,653        54,977
                                    --------   ---------   --------   ---------   --------    --------   ---------     ---------
                                      17,928      82,237     53,729      27,632     21,784      15,992      24,889       244,191

 Investment income/(loss):
  Registered Investment
   Funds                               1,842         440      4,877       1,574      1,932       1,806       2,172        14,643
  Dividends                               --       2,285         --          --         --          --          --         2,285
  Net appreciation/(depreciation)
   in the fair value
   of investments                         --      94,997      9,003       9,239      2,309        (640)         --       114,908
                                    --------   ---------   --------   ---------  ---------   ---------    --------     ---------
                                       1,842      97,722     13,880      10,813      4,241       1,166       2,172       131,836
                                    --------   ---------   --------   ---------   --------    --------   ---------     ---------

   Total additions, net               19,770     179,959     67,609      38,445     26,025      17,158      27,061       376,027

Deductions:
 Withdrawals                            (345)     (2,349)    (1,488)       (693)    (1,169)         --      (2,002)       (8,046)
                                    --------   ---------   --------   ---------   --------    --------   ---------     ---------
   Excess of additions
   over deductions                    19,425     177,610     66,121      37,752     24,856      17,158      25,059       367,981

Transfers between funds               (2,626)      7,912      1,136       2,151     (3,180)       (863)     (4,530)           --

Net assets available
for plan benefits:
  Beginning of year                   24,542      92,655     61,186      33,093     30,631      20,784      33,059       295,950
                                    ---------   --------   --------    --------   --------    --------    ---------     --------

  End of year                       $  41,341   $278,177   $128,443    $ 72,996   $ 52,307    $ 37,079   $  53,588      $663,931
                                    =========   ========   ========    ========   ========    ========    =========     ========




See accompanying notes to financial statements.

                           DIEBOLD, INCORPORATED RETIREE MEDICAL FUNDING PLAN FOR NEWARK HOURLY EMPLOYEES
                         STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS (WITH FUND INFORMATION)
                                                         DECEMBER 31, 1995




                                                                 PARTICIPANT DIRECTED
                                   ---------------------------------------------------------------------------------------------
                                    MANAGED     COMPANY     GROWTH     EQUITY                 INVESTMENT   RETIREMENT    TOTAL
                                    INCOME       STOCK      COMPANY     INDEX      BALANCED   GRADE BOND   GOVERNMENT     ALL
                                   PORTFOLIO     FUND        FUND      PORTFOLIO     FUND        FUND         FUND       FUNDS
                                   ---------   ---------   ---------   ---------   ---------   ---------   ----------  ---------
Additions:
 Contributions
  Participant                       $13,857    $ 41,643   $ 30,329     $ 16,205     $ 16,780   $ 11,499   $  18,786   $ 149,099
  Employer                            4,159      12,491      9,098        4,863        5,036      3,451       5,638      44,736
                                    -------    --------   --------     --------     --------   --------   ---------   ---------
                                     18,016      54,134     39,427       21,068       21,816     14,950      24,424     193,835

 Investment income:
  Registered Investment
   Funds                                879         193      3,058          710          895        958       1,131       7,824
  Dividends                              --         985         --           --           --         --          --         985
  Net appreciation in the
   fair value of investments             --      19,917      7,291        4,846        1,541        878          --      34,473
                                    -------    --------   --------     --------     --------   --------   ---------   ---------
                                        879      21,095     10,349        5,556        2,436      1,836       1,131      43,282

                                    -------    --------   --------     --------     --------   --------   ---------   ---------
   Total additions                   18,895      75,229     49,776       26,624       24,252     16,786      25,555     237,117

Deductions:
 Withdrawals                             --        (944)    (1,046)        (282)        (504)      (288)        (75)     (3,139)

                                    -------    --------   --------     --------     --------   --------   ---------   ---------
   Excess of additions
   over deductions                   18,895      74,285     48,730       26,342       23,748     16,498      25,480     233,978

Transfers between funds                   8         416        317          (97)          (1)      (589)        (54)         --

Net assets available
for benefits:
  Beginning of year                   5,639      17,954     12,139        6,848        6,884      4,875       7,633      61,972
                                    -------    --------   --------     --------     --------   --------   ---------   ---------


  End of year                       $24,542    $ 92,655   $ 61,186     $ 33,093     $ 30,631   $ 20,784   $  33,059   $ 295,950
                                    =======    ========   ========     ========     ========   ========   =========   =========




See accompanying notes to financial statements.

 DIEBOLD, INCORPORATED RETIREE MEDICAL FUNDING PLAN FOR NEWARK HOURLY EMPLOYEES
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

(1)  Description of the Plan
     -----------------------

     The following brief description of the Diebold, Incorporated Retiree Medical Funding Plan for Newark Hourly Employees (the "Plan") provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

     (a)  General
          -------

          The Board of Directors of Diebold, Incorporated (the "Employer") established this defined contribution plan effective as of August 16, 1994. The Plan covers all hourly employees of the Employer at the Newark, Ohio facility who are represented by Local 710 of the International Union of Electrical Workers, who have completed ninety days of employment and have attained the age of twenty-one. The Plan is subject to certain provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

     (b)  Contributions
          -------------

          For the years ended December 31, 1996 and 1995, the Plan allowed each participant to contribute from one to three percent (in one percent increments) of pre-tax compensation, but not in excess of the maximum amount permitted by the Internal Revenue Code of 1986.

          In 1996 and 1995, the Employer contributed as a Basic Matching Contribution an amount equal to thirty percent of participant's pre-tax contributions during each payroll period up to three percent of the participant's compensation in such payroll period.

     (c)  Participants' Accounts
          ----------------------

          The Employer, as the Plan administrator for the Plan, established two separate accounts for each participant, a Regular Account and a Retiree Medical Funding Account. All participant contributions are deposited into the Regular Account and all Employer contributions are deposited into the Retiree Medical Funding Account. Each participant may direct that his or her contributions to the Regular Account as well as all Employer contributions to the Retiree Medical Funding Account be invested in the Managed Income Portfolio, the Company Stock Fund, the Growth Company Fund, the Equity Index Portfolio, the Balanced Fund, the Investment Grade Bond Fund, the Retirement Government Money Market Fund, or any combination thereof with the minimum investment in any fund/portfolio of ten percent.

     (d)  Vesting
          -------
          A participant's pre-tax contributions and earnings and the Employer's pre-tax contributions and earnings are immediately vested and nonforfeitable.

     (e) Distribution of Benefits
         ------------------------

         Upon termination of service with the Employer or affiliate, a participant shall receive his or her total account balance in a lump sum payment if such total account balance does not exceed $3,500. Otherwise, the participant may elect to receive his or her total account balance in a lump sum payment upon termination, defer receipt until retirement date, or make a direct rollover to a qualified plan. A participant entitled to a distribution may elect to receive the portion of his or her lump sum distribution payable from the Company Stock Fund in cash or Employer's stock.

 DIEBOLD, INCORPORATED RETIREE MEDICAL FUNDING PLAN FOR NEWARK HOURLY EMPLOYEES
                          NOTES TO FINANCIAL STATEMENTS

                                   (continued)

         (f)  Withdrawals
              -----------

              A financial hardship provision is available, enabling a participant to withdraw an amount to cover an immediate and heavy financial need.

         (g)  Expenses
              --------

              All costs and expenses incident to the administration of the Plan and the management of the trust fund are paid by the Plan administrator.

   (2)   Summary of Significant Accounting Policies
         ------------------------------------------

         (a)  Basis of Presentation
              ---------------------

              The accompanying financial statements have been prepared on an accrual basis in accordance with generally accepted accounting principles.

         (b)  Investments
              -----------
              The Plan's investments are stated at fair value as of the last business day of the Plan year, except for investments in the Managed Income Portfolio. This fund is represented by purchases of units in the Fidelity Managed Income Portfolio, which invests primarily in guaranteed investment contracts. The fund is fully benefit-responsive, and accordingly, investments in this fund are valued at the underlying contract value. Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. The Company stock is valued at its quoted market price. All purchases and sales transactions are recorded on a trade date basis.

         (c)  Use of Estimates
              ----------------

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

     (3) Federal Income Taxes
         --------------------

         On September 25, 1996, the Plan received a determination letter from the Internal Revenue Service that the Plan qualified under the provisions of Section 401(a) and 401(k) of the Internal Revenue Code and that the trust was exempt from federal income taxes under section 501(c). The Plan administrator believes that the Plan continues to qualify under the provisions of Section 401(a) and 401(k) and that the trust is exempt from federal income taxes.

     (4) Plan Termination
         ----------------

         Although it has not expressed any intent to do so, the Employer reserves the right at any time, by action of its Board of Directors, to terminate the Plan or discontinue contributions thereto.

                                                                      Schedule 1
                                                                      ----------

  DIEBOLD, INCORPORATED RETIREE MEDICAL FUNDING PLAN FOR NEWARK HOURLY EMPLOYEES
           LINE 27 a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                                DECEMBER 31, 1996
                                 EIN: 34-0183970
                                Plan Number: 014




COLUMN A       COLUMN B                   COLUMN C                          COLUMN D            COLUMN E
--------       --------                   --------                          --------            --------


                                     Description of Investment
          Identity of Issue,       Including Maturity Date, Rate
          Borrower, Lessor,        of Interest, Collateral, Par, or                             Current
          or Similar Party                  Maturity Value                   Cost                Value
          -----------------        --------------------------------         -------            ---------

          Fidelity Investments     Guaranteed Investment Contracts         $  41,008           $  41,008

     *    Diebold, Incorporated    4,397 Shares Common Stock                 167,692             276,462

          Fidelity Investments     Growth Company Fund                       111,562             127,304

          Fidelity Investments     Equity Index Portfolio                     58,587              72,479

          Fidelity Investments     Balanced Fund                              48,117              51,832

          Fidelity Investments     Investment Grade Bond Fund                 36,606              36,780

          Fidelity Investments     Retirement Government Money Market         53,113              53,113

     *    Key Trust                Victory Financial Reserves Portfolio       46,584              46,584
                                                                            ---------           ---------

                                                                            $563,269            $705,562
                                                                            =========           =========

     -----------------
*    Party-in-interest

See accompanying independent auditors' report.

                                                                     Schedule 2
                                                                     ----------

 DIEBOLD, INCORPORATED RETIREE MEDICAL FUNDING PLAN FOR NEWARK HOURLY EMPLOYEES
                 LINE 27 d - SCHEDULE OF REPORTABLE TRANSACTIONS
                          YEAR ENDED DECEMBER 31, 1996
                                 EIN: 34-0183970
                                Plan Number: 014


Reportable transactions for the year ended December 31, 1996 as reported by the Plan's trustee, Key Trust, are listed on the subsequent pages as follows:


               FUND                                    PAGES
      ------------------------                -------------------------
      Managed Income Portfolio                18-19
      Company Stock Fund                      12, 13, 32-33
      Growth Company Fund                     15
      Equity Index Portfolio                  13
      Balanced Fund                           16
      Investment Grade Bond Fund              14
      Retirement Government Fund              14-15
      Victory Financial Reserves Fund         12, 16-18, 19-31


The following key may be used to correlate the information provided by the Plan's trustee to the presentation required by the Employee Retirement Income Security Act of 1974 (ERISA) and its related regulations for Category 1 transactions:


           ERISA Presentation                           Plan Trustee Presentation
--------------------------------------------------    --------------------------------

  (A)   Identity of party involved                    Broker/party
  (B)   Description of assets                         Asset description
  (C)   Purchase price                                Purchase/sale, cost/proceeds
  (D)   Selling price                                 Purchase/sale, cost/proceeds
  (E)   Lease/rental                                  Not used
  (F)   Expense incurred with transaction             Broker commission, other expense
  (G)   Cost of asset                                 Cost of asset
  (H)   Current value of asset on transaction date    Purchase/sale, cost/proceeds
  (I)   Net gain or (loss)                            Net gain/loss

See accompanying independent auditor's report.

                                                                          01-065

       KeyTrust

          RPT# 1770               5% REPORT BY ASSET-SINGLE TRANSACTION
                                         01/01/96 THROUGH 12/31/96

                ACCOUNT                                                                                                PAGE 55
                20-20-202-0344868                    DIEBOLD NEWARK HRLY CONS AC 401T  VALUATION    295,603.09 THRESHOLD   14,780.15

BROKER/PARTY                    TRAN SETTLE         SHARES/    PURCHASE/SALE    BROKER   OTHER    COST OF     PREVIOUS       NET
ASSET DESCRIPTION               TYPE  DATE          UNITS     COST/PROCEEDS  COMMISSION EXPENSE    ASSET    ANNUAL MARKET  GAIN/LOSS

                               SAL 03/26/96      16,400.000      16,400.00      .00      .00     16,400.00      16,400.00     .00

VICTORY FINANCIAL RESERVES FD  PUR 03/27/96      17,585.030      17,585.03      .00      .00     17,585.03      17,585.03     .00
VICTORY FINANCIAL RESERVES FD  SAL 03/29/96      18,000.000      18,000.00      .00      .00     18,000.00      18,000.00     .00

DIEBOLD INC

COM                            PUR 04/01/96         411.000      16,337.25     36.99     .00     16,374.24      16,374.24     .00
DIEBOLD INC
COM                            PUR 04/03/96         455.000      17,972.50     18.20     .00     17,990.70      17,990.70     .00
VICTORY FINANCIAL RESERVES FD  SAL 07/16/96      18,697.430      18,697.43       .00     .00     18,697.43      18,697.43     .00

DIEBOLD INC

COM                            PUR 07/16/96         409.000      18,660.62     36.81     .00     18,697.43      18,697.43     .00
DIEBOLD INC
COM                            PUR 01/06/97         265.000      16,756.21     10.60     .00     16,766.81      16,766.81     .00
                             5 PURCHASES FOR      87,311.61     3 SALES FOR      53,097.43 ISSUE AGGREGATE TOTAL  140,409.04


                                                                          01-065

       KeyTrust

             RPT# 1772      5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

           ACCOUNT                                                                                               PAGE  56
           20-20-202-0344868     DIEBOLD NEWARK HRLY CONS AC 401T    VALUATION          295,603.09  THRESHOLD             14,780.15

BROKER/PARTY                  TRAN SETTLE        SHARES/  PURCHASE/SALE     BROKER   OTHER     COST OF      PREVIOUS            NET
 ASSET DESCRIPTION            TYPE DATE           UNITS   COST/PROCEEDS COMMISSION EXPENSE       ASSET    ANNUAL MARKET   GAIN/LOSS


DIEBOLD INC

COM                          PUR      01/18/96   114.000     5,942.25     10.26     .00        5,952.51      5,952.51           .00
                             PUR      04/01/96   411.000    16,337.25     36.99     .00       16,374.24     16,374.24           .00
                             PUR      04/03/96   455.000    17,972.50     18.20     .00       17,990.70     17,990.70           .00
                             SAL      04/15/96   346.000    13,234.05     31.14     .00       11,037.82     12,978.37      2,165.09
                             PUR      05/01/96   114.000     4,389.00      6.84     .00        4,395.84      4,395.84           .00
                             PUR      07/16/96   409.000    18,660.62     36.81     .00       18,697.43     18,697.43           .00
                             PUR      08/23/96   109.000     5,954.12      6.54     .00        5,960.66      5,960.66           .00
                             PUR      09/19/96   143.000     7,990.12      5.72     .00        7,995.84      7,995.84           .00
                             PUR      10/04/96    60.000     3,480.00      5.40     .00        3,485.40      3,485.40           .00
                             PUR      10/30/96   145.000     8,663.75      5.80     .00        8,669.55      8,669.55           .00
                             PUR      01/06/97   265.000    16,756.21     10.60     .00       16,766.81     16,766.81           .00
                          10 PURCHASES FOR                 106,145.82     1 SALES FOR 13,234.05   ISSUE AGGREGATE TOTAL  119,379.87

FIDELITY US EQUITY INDEX
MUTUAL FUND                   PUR     01/11/96    95.672     2,100.00       .00      .00       2,100.00      2,100.00           .00
                              PUR     03/14/96     6.414       148.87       .00      .00         148.87        148.87           .00
                              PUR     03/27/96   267.223     6,400.00       .00      .00       6,400.00      6,400.00           .00
                              PUR     04/01/96    16.885       400.00       .00      .00         400.00        400.00           .00
                              PUR     04/16/96     3.708        88.96       .00      .00          88.96         88.96           .00
                              PUR     04/16/96     2.225        53.38       .00      .00          53.38         53.38           .00
                              PUR     04/29/96   100.334     2,400.00       .00      .00       2,400.00      2,400.00           .00
                              PUR     06/24/96     9.281       226.26       .00      .00         226.26        226.26           .00
                              PUR     07/12/96   241.219     5,700.00       .00      .00       5,700.00      5,700.00           .00
                              PUR     08/21/96    85.995     2,100.00       .00      .00       2,100.00      2,100.00           .00
                              PUR     09/16/96    10.713       266.64       .00      .00         266.64        266.64           .00
                              PUR     09/17/96   106.315     2,660.00       .00      .00       2,660.00      2,660.00           .00
                              PUR     10/01/96    44.930     1,130.00       .00      .00       1,130.00      1,130.00           .00
                              PUR     10/18/96   127.191     3,292.98       .00      .00       3,292.98      3,292.98           .00
                              SAL     10/29/96    27.966       714.24       .00      .00         597.35        650.48        116.89
                              PUR     12/18/96    14.056       372.48       .00      .00         372.48        372.48           .00
                              PUR     12/18/96     5.622       148.99       .00      .00         148.99        148.99           .00
                              PUR     12/18/96     5.622       148.99       .00      .00         148.99        148.99           .00
                              PUR     01/02/97   180.891     4,875.00       .00      .00       4,875.00      4,875.00           .00
                          18 PURCHASES FOR                  32,512.55        1 SALES FOR 714.24  ISSUE AGGREGATE TOTAL    33,226.79

                                                                          01-065

       KeyTrust

               RPT# 1772 5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96


                ACCOUNT                                                                                               PAGE  57
                20-20-202-0344868                    DIEBOLD NEWARK HRLY CONS AC 401T    VALUATION   295,603.09 THRESHOLD  14,780.15

  BROKER/PARTY           TRAN SETTLE          SHARES/    PURCHASE/SALE     BROKER OTHER        COST OF        PREVIOUS           NET
  ASSET DESCRIPTION      TYPE  DATE             UNITS    COST/PROCEEDS COMMISSION EXPENSE        ASSET   ANNUAL MARKET     GAIN/LOSS

FIDELITY INVESTMENT GRADE
MUTUAL FUND              PUR   01/02/96      14.725         108.67       .00      .00         108.67          108.67           .00
                         PUR   01/11/96     136.612       1,000.00       .00      .00       1,000.00        1,000.00           .00
                         PUR   02/05/96      15.336         113.33       .00      .00         113.33          113.33           .00
                         PUR   03/01/96      14.831         107.08       .00      .00         107.08          107.08           .00
                         PUR   03/27/96     272.346       1,950.00       .00      .00       1,950.00        1,950.00           .00
                         PUR   04/01/96      28.050         200.00       .00      .00         200.00          200.00           .00
                         PUR   04/01/96      16.509         117.71       .00      .00         117.71          117.71           .00
                         PUR   04/29/96     211.864       1,500.00       .00      .00       1,500.00        1,500.00           .00
                         PUR   05/03/96      17.546         123.70       .00      .00         123.70          123.70           .00
                         PUR   06/03/96      19.303         134.92       .00      .00         134.92          134.92           .00
                         PUR   07/05/96      19.444         136.69       .00      .00         136.69          136.69           .00
                         PUR   07/12/96     429.799       3,000.00       .00      .00       3,000.00        3,000.00           .00
                         PUR   08/05/96      21.088         147.83       .00      .00         147.83          147.83           .00
                         PUR   08/21/96     169.492       1,200.00       .00      .00       1,200.00        1,200.00           .00
                         PUR   09/03/96      22.397         155.88       .00      .00         155.88          155.88           .00
                         PUR   09/17/96     233.286       1,640.00       .00      .00       1,640.00        1,640.00           .00
                         PUR   10/01/96      90.327         635.00       .00      .00         635.00          635.00           .00
                         PUR   10/02/96      23.183         174.45       .00      .00         174.45          174.45           .00
                         PUR   10/18/96     219.843       1,558.69       .00      .00       1,558.69        1,558.69           .00
                         PUR   10/29/96      40.197         285.00       .00      .00         285.00          285.00           .00
                         PUR   11/04/96      24.840         177.36       .00      .00         177.36          177.36           .00
                         PUR   12/04/96      24.640         178.15       .00      .00         178.15          178.15           .00
                         PUR   01/02/97     370.787       2,640.00       .00      .00       2,640.00        2,640.00           .00
                         PUR   01/08/97      25.972         184.92       .00      .00         184.92          184.92           .00
                  24 PURCHASES FOR       17,469.38            0 SALES FOR             .00  ISSUE  AGGREGATE TOTAL        17,469.38

FIDELITY MONEY MKT TR
MUTUAL FUND              PUR   01/04/96     142.460         142.46       .00      .00         142.46          142.46           .00
                         PUR   01/11/96   2,500.000       2,500.00       .00      .00       2,500.00        2,500.00           .00
                         PUR   02/06/96     147.320         147.32       .00      .00         147.32          147.32           .00
                         SAL   02/20/96     196.570         196.57       .00      .00         196.57          196.57           .00
                         PUR   03/01/96     137.100         137.10       .00      .00         137.10          137.10           .00
                         PUR   03/27/96   2,150.000       2,150.00       .00      .00       2,150.00        2,150.00           .00
                         PUR   03/29/96     300.000         300.00       .00      .00         300.00          300.00           .00
                         PUR   04/01/96     146.870         146.87       .00      .00         146.87          146.87           .00
                         PUR   04/26/96   2,400.000       2,400.00       .00      .00       2,400.00        2,400.00           .00
                         PUR   05/03/96     151.210         151.21       .00      .00         151.21          151.21           .00


                                                                          01-065

       KeyTrust

               RPT# 1772 5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

                ACCOUNT                                                                                              PAGE  58
                20-20-202-0344868                    DIEBOLD NEWARK HRLY CONS AC 401T    VALUATION   295,603.09 THRESHOLD  14,780.15

BROKER/PARTY                  TRAN SETTLE        SHARES/ PURCHASE/SALE     BROKER   OTHER    COST OF        PREVIOUS           NET
 ASSET DESCRIPTION            TYPE DATE           UNITS  COST/PROCEEDS COMMISSION EXPENSE      ASSET   ANNUAL MARKET     GAIN/LOSS


FIDELITY MONEY MKT TR
MUTUAL FUND                 PUR     06/05/96     166.280     166.28     .00      .00         166.28          166.28           .00
                            PUR     07/05/96     163.630     163.63     .00      .00         163.63          163.63           .00
                            PUR     07/11/96   4,400.000   4,400.00     .00      .00       4,400.00        4,400.00           .00
                            PUR     08/05/96     182.250     182.25     .00      .00         182.25          182.25           .00
                            PUR     08/20/96     500.000     500.00     .00      .00         500.00          500.00           .00
                            PUR     09/04/96     191.016     191.02     .00      .00         191.02          191.02           .00
                            PUR     09/16/96   2,135.000   2,135.00     .00      .00       2,135.00        2,135.00           .00
                            PUR     10/01/96     900.000     900.00     .00      .00         900.00          900.00           .00
                            PUR     10/02/96     191.980     191.98     .00      .00         191.98          191.98           .00
                            PUR     10/18/96     970.430     970.43     .00      .00         970.43          970.43           .00
                            SAL     10/29/96     330.340     330.34     .00      .00         330.34          330.34           .00
                            PUR     11/04/96     208.550     208.55     .00      .00         208.55          208.55           .00
                            PUR     12/04/96     205.260     205.26     .00      .00         205.26          205.26           .00
                            PUR     01/02/97   4,100.000   4,100.00     .00      .00       4,100.00        4,100.00           .00
                            PUR     01/08/97     213.760     213.76     .00      .00         213.76          213.76           .00
                       23 PURCHASES FOR                   22,603.12     2 SALES FOR 526.91        ISSUE AGGREGATE TOTAL 23,130.03

FIDELITY GROWTH CO FD
MUTUAL FUND                 PUR     01/11/96     116.686   4,000.00     .00      .00       4,000.00        4,000.00           .00
                            PUR     01/12/96       6.303     223.57     .00      .00         223.57          223.57           .00
                            PUR     01/12/96       3.151     111.77     .00      .00         111.77          111.77           .00
                            PUR     03/27/96     257.963   9,800.00     .00      .00       9,800.00        9,800.00           .00
                            PUR     04/01/96      20.997     800.00     .00      .00         800.00          800.00           .00
                            PUR     04/29/96     122.231   4,800.00     .00      .00       4,800.00        4,800.00           .00
                            PUR     07/12/96     282.770  10,700.00     .00      .00      10,700.00       10,700.00           .00
                            PUR     08/21/96      90.627   3,500.00     .00      .00       3,500.00        3,500.00           .00
                            PUR     09/17/96     117.837   4,750.00     .00      .00       4,750.00        4,750.00           .00
                            PUR     10/01/96      52.129   2,130.00     .00      .00       2,130.00        2,130.00           .00
                            PUR     10/18/96     140.604   5,881.46     .00      .00       5,881.46        5,881.46           .00
                            SAL     10/29/96      19.717     802.88     .00      .00         686.63          734.76        116.25
                            PUR     12/18/96      19.408     780.77     .00      .00         780.77          780.77           .00
                            PUR     12/18/96      86.641   3,485.57     .00      .00       3,485.57        3,485.57           .00
                            PUR     12/18/96       9.704     390.38     .00      .00         390.38          390.38           .00
                            PUR     01/02/97     242.215   9,800.00     .00      .00       9,800.00        9,800.00           .00
                       15 PURCHASES FOR                   61,153.52     1 SALES FOR 802.88        ISSUE AGGREGATE TOTAL 61,956.40


                                      -15-

                                                                          01-065

       KeyTrust

               RPT# 1772 5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

                ACCOUNT                                                                                               PAGE  59
                20-20-202-0344868                    DIEBOLD NEWARK HRLY CONS AC 401T    VALUATION   295,603.09 THRESHOLD 14,780.15

BROKER/PARTY                     TRAN SETTLE        SHARES/  PURCHASE/SALE    BROKER    OTHER    COST OF        PREVIOUS         NET
ASSET DESCRIPTION                TYPE DATE           UNITS   COST/PROCEEDS COMMISSION EXPENSE    ASSET      ANNUAL MARKET  GAIN/LOSS


FIDELITY BALANCED FD
MUTUAL FUND                      PUR    01/11/96     134.630    1,800.00       .00      .00       1,800.00       1,800.00        .00
                                 SAL    02/20/96      26.573      362.72       .00      .00         342.40         359.03      20.32
                                 PUR    03/14/96      26.324      340.89       .00      .00         340.89         340.89        .00
                                 PUR    03/27/96     127.740    1,690.00       .00      .00       1,690.00       1,690.00        .00
                                 PUR    04/01/96      22.848      300.00       .00      .00         300.00         300.00        .00
                                 PUR    04/29/96     151.630    2,000.00       .00      .00       2,000.00       2,000.00        .00
                                 PUR    06/10/96      29.671      390.17       .00      .00         390.17         390.17        .00
                                 PUR    07/12/96     308.404    4,000.00       .00      .00       4,000.00       4,000.00        .00
                                 PUR    08/21/96     113.208    1,500.00       .00      .00       1,500.00       1,500.00        .00
                                 PUR    09/09/96      35.356      457.86       .00      .00         457.86         457.86        .00
                                 PUR    09/17/96     160.512    2,130.00       .00      .00       2,130.00       2,130.00        .00
                                 PUR    10/01/96      64.565      860.00       .00      .00         860.00         860.00        .00
                                 PUR    10/18/96      84.149    1,150.31       .00      .00       1,150.31       1,150.31        .00
                                 SAL    10/29/96      20.106      274.04       .00      .00         261.03         269.45      13.01
                                 PUR    12/18/96      48.693      675.37       .00      .00         675.37         675.37        .00
                                 PUR    01/02/97     255.682    3,600.00       .00      .00       3,600.00       3,600.00        .00

                         14 PURCHASES FOR          20,894.60        2 SALES FOR  636.76 ISSUE          AGGREGATE TOTAL     21,531.36

VICTORY FINANCIAL RESERVES FUND  PUR    10/31/96     302.930      302.93       .00      .00         302.93        302 .00        .00
                                 PUR    10/31/96   1,793.840    1,793.84       .00      .00       1,793.84       1,793.84        .00
                                 PUR    10/31/96   1,005.110    1,005.11       .00      .00       1,005.11       1,005.11        .00
                                 PUR    10/31/96     524.760      524.76       .00      .00         524.76         524.76        .00
                                 PUR    10/31/96     266.590      266.59       .00      .00         266.59         266.59        .00
                                 PUR    10/31/96     375.470      375.47       .00      .00         375.47         375.47        .00
                                 PUR    10/31/96     417.990      417.99       .00      .00         417.99         417.99        .00
                                 PUR    11/01/96       2.840        2.84       .00      .00           2.84           2.84        .00
                                 PUR    11/01/96       2.840        2.84       .00      .00           2.84           2.84        .00
                                 PUR    11/01/96       2.400        2.40       .00      .00           2.40           2.40        .00
                                 PUR    11/01/96       4.290        4.29       .00      .00           4.29           4.29        .00
                                 PUR    11/01/96       8.270        8.27       .00      .00           8.27           8.27        .00
                                 PUR    11/01/96      22.460       22.46       .00      .00          22.46          22.46        .00
                                 PUR    11/01/96       1.650        1.65       .00      .00           1.65           1.65        .00
                                 PUR    11/05/96     304.150      304.15       .00      .00         304.15         304.15        .00
                                 PUR    11/05/96   1,648.810    1,648.81       .00      .00       1,648.81       1,648.81        .00
                                 PUR    11/05/96     979.330      979.33       .00      .00         979.33         979.33        .00
                                 PUR    11/05/96     491.660      491.66       .00      .00         491.66         491.66        .00
                                 PUR    11/05/96     258.200      258.20       .00      .00         258.20         258.20        .00


                                                                          01-065

       KeyTrust

               RPT# 1772 5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

                ACCOUNT                                                                                               PAGE  60
                20-20-202-0344868                    DIEBOLD NEWARK HRLY CONS AC 401T    VALUATION   295,603.09 THRESHOLD  14,780.15

BROKER/PARTY                 TRAN SETTLE           SHARES/    PURCHASE/SALE     BROKER  OTHER      COST OF       PREVIOUS       NET
ASSET DESCRIPTION            TYPE DATE              UNITS    COST/PROCEEDS COMMISSION EXPENSE       ASSET   ANNUAL MARKET  GAIN/LOSS


VICTORY FINANCIAL RESERVES FUND  PUR   11/05/96     374.620     374.62      .00       .00         374.62         374.62      .00
                                 PUR   11/05/96     447.810     447.81      .00       .00         447.81         447.81      .00
                                 PUR   11/12/96     438.970     438.97      .00       .00         438.97         438.97      .00
                                 PUR   11/12/96     391.030     391.03      .00       .00         391.03         391.03      .00
                                 PUR   11/12/96     302.180     302.18      .00       .00         302.18         302.18      .00
                                 PUR   11/12/96     491.260     491.26      .00       .00         491.26         491.26      .00
                                 PUR   11/12/96   1,032.820   1,032.82      .00       .00       1,032.82       1,032.82      .00
                                 PUR   11/12/96   1,642.580   1,642.58      .00       .00       1,642.58       1,642.58      .00
                                 PUR   11/12/96     349.320     349.32      .00       .00         349.32         349.32      .00
                                 PUR   11/20/96     418.090     418.09      .00       .00         418.09         418.09      .00
                                 PUR   11/20/96   2,028.590   2,028.59      .00       .00       2,028.59       2,028.59      .00
                                 PUR   11/20/96   1,130.300   1,130.30      .00       .00       1,130.30       1,130.30      .00
                                 PUR   11/20/96     562.040     562.04      .00       .00         562.04         562.04      .00
                                 PUR   11/20/96     312.000     312.00      .00       .00         312.00         312.00      .00
                                 PUR   11/20/96     411.490     411.49      .00       .00         411.49         411.49      .00
                                 PUR   11/20/96     492.660     492.66      .00       .00         492.66         492.66      .00
                                 PUR   11/27/96     399.040     399.04      .00       .00         399.04         399.04      .00
                                 PUR   11/27/96     404.800     404.80      .00       .00         404.80         404.80      .00
                                 PUR   11/27/96     291.840     291.84      .00       .00         291.84         291.84      .00
                                 PUR   11/27/96     511.480     511.48      .00       .00         511.48         511.48      .00
                                 PUR   11/27/96   1,049.630   1,049.63      .00       .00       1,049.63       1,049.63      .00
                                 PUR   11/27/96   1,677.010   1,677.01      .00       .00       1,677.01       1,677.01      .00
                                 PUR   11/27/96     308.020     308.02      .00       .00         308.02         308.02      .00
                                 PUR   12/02/96       3.880       3.88      .00       .00           3.88           3.88      .00
                                 PUR   12/02/96      20.730      20.73      .00       .00          20.73          20.73      .00
                                 PUR   12/02/96      12.110      12.11      .00       .00          12.11          12.11      .00
                                 PUR   12/02/96       6.080       6.08      .00       .00           6.08           6.08      .00
                                 PUR   12/02/96       3.300       3.30      .00       .00           3.30           3.30      .00
                                 PUR   12/02/96       4.560       4.56      .00       .00           4.56           4.56      .00
                                 PUR   12/02/96       5.200       5.20      .00       .00           5.20           5.20      .00
                                 PUR   12/03/96     501.930     501.93      .00       .00         501.93         501.93      .00
                                 PUR   12/03/96     431.660     431.66      .00       .00         431.66         431.66      .00
                                 PUR   12/03/96     347.270     347.27      .00       .00         347.27         347.27      .00
                                 PUR   12/03/96     555.680     555.68      .00       .00         555.68         555.68      .00
                                 PUR   12/03/96   1,211.100   1,211.10      .00       .00       1,211.10       1,211.10      .00
                                 PUR   12/03/96   2,007.030   2,007.03      .00       .00       2,007.03       2,007.03      .00
                                 PUR   12/03/96     366.370     366.37      .00       .00         366.37         366.37      .00
                                 PUR   12/06/96     691.050     691.05      .00       .00         691.05         691.05      .00


                                                                          01-065

       KeyTrust

               RPT# 1772 5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

                ACCOUNT                                                                                               PAGE  61
                20-20-202-0344868                    DIEBOLD NEWARK HRLY CONS AC 401T    VALUATION   295,603.09 THRESHOLD 14,780.15

BROKER/PARTY                   TRAN SETTLE          SHARES/  PURCHASE/SALE     BROKER     OTHER      COST OF      PREVIOUS       NET
ASSET DESCRIPTION              TYPE DATE              UNITS  COST/PROCEEDS   COMMISSION EXPENSE        ASSET ANNUAL MARKET GAIN/LOSS

VICTORY FINANCIAL RESERVES FUND  PUR 12/10/96         1,550.570     1,550.57      .00      .00       1,550.57       1,550.57    .00
                                 PUR 12/10/96           287.870       287.87      .00      .00         287.87         287.87    .00
                                 PUR 12/10/96         1,059.460     1,059.46      .00      .00       1,059.46       1,059.46    .00
                                 PUR 12/10/96           541.910       541.91      .00      .00         541.91         541.91    .00
                                 PUR 12/10/96           247.740       247.74      .00      .00         247.74         247.74    .00
                                 PUR 12/10/96           329.240       329.24      .00      .00         329.24         329.24    .00
                                 PUR 12/10/96           419.090       419.09      .00      .00         419.09         419.09    .00
                                 PUR 12/17/96           512.320       512.32      .00      .00         512.32         512.32    .00
                                 PUR 12/17/96           471.680       471.68      .00      .00         471.68         471.68    .00
                                 PUR 12/17/96           289.140       289.14      .00      .00         289.14         289.14    .00
                                 PUR 12/17/96           652.650       652.65      .00      .00         652.65         652.65    .00
                                 PUR 12/17/96         1,220.020     1,220.02      .00      .00       1,220.02       1,220.02    .00
                                 PUR 12/17/96           338.080       338.08      .00      .00         338.08         338.08    .00
                                 PUR 12/17/96         1,916.470     1,916.47      .00      .00       1,916.47       1,916.47    .00
                                 PUR 12/23/96         1,775.120     1,775.12      .00      .00       1,775.12       1,775.12    .00
                                 PUR 12/23/96           332.910       332.91      .00      .00         332.91         332.91    .00
                                 PUR 12/23/96         1,142.250     1,142.25      .00      .00       1,142.25       1,142.25    .00
                                 PUR 12/23/96           543.990       543.99      .00      .00         543.99         543.99    .00
                                 PUR 12/23/96           332.550       332.55      .00      .00         332.55         332.55    .00
                                 PUR 12/23/96           423.120       423.12      .00      .00         423.12         423.12    .00
                                 PUR 12/23/96           493.950       493.95      .00      .00         493.95         493.95    .00
                                 PUR 12/27/96            42.110        42.11      .00      .00          42.11          42.11    .00
                                 PUR 12/31/96         1,608.500     1,608.50      .00      .00       1,608.50       1,608.50    .00
                                 SAL 12/31/96         2,690.620     2,690.62      .00      .00       2,690.62       2,690.62    .00
                                 PUR 12/31/96           490.180       490.18      .00      .00         490.18         490.18    .00
                                 PUR 12/31/96         1,055.950     1,055.95      .00      .00       1,055.95       1,055.95    .00
                                 PUR 12/31/96           428.990       428.99      .00      .00         428.99         428.99    .00
                                 PUR 12/31/96           442.810       442.81      .00      .00         442.81         442.81    .00
                                 PUR 12/31/96           277.010       277.01      .00      .00         277.01         277.01    .00

                             85 PURCHASES FOR         49,274.80         1 SALES FOR 2,690.62 ISSUE AGGREGATE TOTAL 51,965.42

FIDELITY MANAGED INCOME PORT
MUTUAL FUND                      PUR 01/09/96           107.690       107.69      .00      .00         107.69         107.69    .00
                                 PUR 01/11/96         4,300.000     4,300.00      .00      .00       4,300.00       4,300.00    .00
                                 SAL 02/20/96           209.300       209.30      .00      .00         209.30         209.30    .00
                                 PUR 02/20/96           117.920       117.92      .00      .00         117.92         117.92    .00
                                 PUR 03/13/96           117.510       117.51      .00      .00         117.51         117.51    .00
                                 PUR 03/27/96         1,470.000     1,470.00      .00      .00       1,470.00       1,470.00    .00


                                                                          01-065

       KeyTrust

               RPT# 1772 5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

                ACCOUNT                                                                                               PAGE  62
                20-20-202-0344868                    DIEBOLD NEWARK HRLY CONS AC 401T    VALUATION   295,603.09 THRESHOLD 14,780.15

BROKER/PARTY                  TRAN SETTLE       SHARES/    PURCHASE/SALE    BROKER   OTHER   COST OF        PREVIOUS            NET
ASSET DESCRIPTION             TYPE DATE          UNITS    COST/PROCEEDS COMMISSION EXPENSE     ASSET   ANNUAL MARKET      GAIN/LOSS


FIDELITY MANAGED INCOME PORT
MUTUAL FUND                    PUR  04/01/96     300.000     300.00       .00      .00         300.00         300.00            .00
                               PUR  04/12/96     122.970     122.97       .00      .00         122.97         122.97            .00
                               PUR  05/09/96     127.880     127.88       .00      .00         127.88         127.88            .00
                               PUR  06/11/96     137.670     137.67       .00      .00         137.67         137.67            .00
                               PUR  07/11/96     131.120     131.12       .00      .00         131.12         131.12            .00
                               PUR  07/12/96   4,500.000   4,500.00       .00      .00       4,500.00       4,500.00            .00
                               PUR  08/07/96     150.620     150.62       .00      .00         150.62         150.62            .00
                               PUR  08/21/96   1,000.000   1,000.00       .00      .00       1,000.00       1,000.00            .00
                               PUR  09/12/96     161.220     161.22       .00      .00         161.22         161.22            .00
                               PUR  09/17/96   1,700.000   1,700.00       .00      .00       1,700.00       1,700.00            .00
                               PUR  10/01/96     665.000     665.00       .00      .00         665.00         665.00            .00
                               PUR  10/10/96     162.550     162.55       .00      .00         162.55         162.55            .00
                               PUR  10/18/96   1,050.970   1,050.97       .00      .00       1,050.97       1,050.97            .00
                               PUR  10/29/96     340.000     340.00       .00      .00         340.00         340.00            .00
                               PUR  11/13/96     179.200     179.20       .00      .00         179.20         179.20            .00
                               PUR  12/12/96     179.590     179.59       .00      .00         179.59         179.59            .00
                               PUR  01/02/97   3,000.000   3,000.00       .00      .00       3,000.00       3,000.00            .00
                               PUR  01/21/97     186.730     186.73       .00      .00         186.73         186.73            .00
                               PUR  01/22/97     186.730     186.73       .00      .00         186.73         186.73            .00
                       24 PURCHASES FOR                   20,395.37       1 SALES FOR 209.30       ISSUE AGGREGATE TOTAL  20,604.67

VICTORY FINANCIAL RESERVES FD  PUR  01/02/96       4.540       4.54       .00      .00           4.54           4.54            .00
                               PUR  01/02/96       9.460       9.46       .00      .00           9.46           9.46            .00
                               PUR  01/02/96       5.420       5.42       .00      .00           5.42           5.42            .00
                               PUR  01/02/96       4.960       4.96       .00      .00           4.96           4.96            .00
                               PUR  01/02/96       4.500       4.50       .00      .00           4.50           4.50            .00
                               PUR  01/02/96      16.500      16.50       .00      .00          16.50          16.50            .00
                               PUR  01/02/96       3.480       3.48       .00      .00           3.48           3.48            .00
                               PUR  01/03/96     229.480     229.48       .00      .00         229.48         229.48            .00
                               PUR  01/03/96     350.970     350.97       .00      .00         350.97         350.97            .00
                               PUR  01/03/96     339.050     339.05       .00      .00         339.05         339.05            .00
                               PUR  01/03/96     414.200     414.20       .00      .00         414.20         414.20            .00
                               PUR  01/03/96     921.450     921.45       .00      .00         921.45         921.45            .00
                               PUR  01/03/96     696.930     696.93       .00      .00         696.93         696.93            .00
                               PUR  01/03/96     299.890     299.89       .00      .00         299.89         299.89            .00
                               SAL  01/09/96     392.230     392.23       .00      .00         392.23         392.23            .00
                               SAL  01/09/96     216.900     216.90       .00      .00         216.90         216.90            .00


                                                                          01-065

       KeyTrust

               RPT# 1772 5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

           ACCOUNT                                                                                               PAGE  63
           20-20-202-0344868                    DIEBOLD NEWARK HRLY CONS AC 401T    VALUATION   295,603.09 THRESHOLD      14,780.15

BROKER/PARTY                    TRAN SETTLE          SHARES/  PURCHASE/SALE     BROKER    OTHER     COST OF       PREVIOUS       NET
ASSET DESCRIPTION               TYPE DATE             UNITS   COST/PROCEEDS  COMMISSION EXPENSE       ASSET  ANNUAL MARKET GAIN/LOSS


VICTORY FINANCIAL RESERVES FD   SAL     01/09/96     543.020     543.02      .00       .00         543.02         543.02         .00
                                SAL     01/09/96      62.160      62.16      .00       .00          62.16          62.16         .00
                                SAL     01/09/96     347.110     347.11      .00       .00         347.11         347.11         .00
                                SAL     01/09/96     478.240     478.24      .00       .00         478.24         478.24         .00
                                PUR     01/09/96   2,174.150   2,174.15      .00       .00       2,174.15       2,174.15         .00
                                PUR     01/10/96     241.870     241.87      .00       .00         241.87         241.87         .00
                                PUR     01/10/96     222.070     222.07      .00       .00         222.07         222.07         .00
                                PUR     01/10/96     534.030     534.03      .00       .00         534.03         534.03         .00
                                PUR     01/10/96     952.580     952.58      .00       .00         952.58         952.58         .00
                                PUR     01/10/96     206.030     206.03      .00       .00         206.03         206.03         .00
                                PUR     01/10/96     243.480     243.48      .00       .00         243.48         243.48         .00
                                PUR     01/10/96     355.630     355.63      .00       .00         355.63         355.63         .00
                                SAL     01/10/96   2,500.000   2,500.00      .00       .00       2,500.00       2,500.00         .00
                                SAL     01/10/96   1,000.000   1,000.00      .00       .00       1,000.00       1,000.00         .00
                                SAL     01/10/96   1,800.000   1,800.00      .00       .00       1,800.00       1,800.00         .00
                                SAL     01/10/96   6,000.000   6,000.00      .00       .00       6,000.00       6,000.00         .00
                                SAL     01/10/96   2,100.000   2,100.00      .00       .00       2,100.00       2,100.00         .00
                                SAL     01/10/96   4,300.000   4,300.00      .00       .00       4,300.00       4,300.00         .00
                                SAL     01/10/96   4,000.000   4,000.00      .00       .00       4,000.00       4,000.00         .00
                                PUR     01/11/96   4,000.000   4,000.00      .00       .00       4,000.00       4,000.00         .00
                                PUR     01/11/96   2,100.000   2,100.00      .00       .00       2,100.00       2,100.00         .00
                                PUR     01/11/96   6,000.000   6,000.00      .00       .00       6,000.00       6,000.00         .00
                                PUR     01/11/96   1,800.000   1,800.00      .00       .00       1,800.00       1,800.00         .00
                                SAL     01/12/96   1,800.000   1,800.00      .00       .00       1,800.00       1,800.00         .00
                                SAL     01/12/96   6,000.000   6,000.00      .00       .00       6,000.00       6,000.00         .00
                                SAL     01/12/96   2,100.000   2,100.00      .00       .00       2,100.00       2,100.00         .00
                                SAL     01/12/96   4,000.000   4,000.00      .00       .00       4,000.00       4,000.00         .00
                                PUR     01/16/96     296.180     296.18      .00       .00         296.18         296.18         .00
                                PUR     01/16/96     839.500     839.50      .00       .00         839.50         839.50         .00
                                PUR     01/16/96     460.020     460.02      .00       .00         460.02         460.02         .00
                                PUR     01/16/96   7,202.750   7,202.75      .00       .00       7,202.75       7,202.75         .00
                                PUR     01/16/96     261.650     261.65      .00       .00         261.65         261.65         .00
                                PUR     01/16/96     386.470     386.47      .00       .00         386.47         386.47         .00
                                PUR     01/16/96     431.330     431.33      .00       .00         431.33         431.33         .00
                                SAL     01/19/96   5,952.510   5,952.51      .00       .00       5,952.51       5,952.51         .00
                                PUR     01/23/96   1,378.040   1,378.04      .00       .00       1,378.04       1,378.04         .00
                                PUR     01/23/96     476.010     476.01      .00       .00         476.01         476.01         .00
                                PUR     01/23/96     909.260     909.26      .00       .00         909.26         909.26         .00


                                                                          01-065

       KeyTrust

               RPT# 1772 5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

                ACCOUNT                                                                                               PAGE  64
                20-20-202-0344868                    DIEBOLD NEWARK HRLY CONS AC 401T    VALUATION   295,603.09 THRESHOLD 14,780.15

BROKER/PARTY                  TRAN SETTLE          SHARES/    PURCHASE/SALE     BROKER    OTHER   COST OF        PREVIOUS       NET
ASSET DESCRIPTION             TYPE DATE              UNITS    COST/PROCEEDS COMMISSION  EXPENSE     ASSET   ANNUAL MARKET GAIN/LOSS


VICTORY FINANCIAL RESERVES FD PUR     01/23/96     332.390         332.39      .00       .00       332.39         332.39        .00
                              PUR     01/23/96     478.960         478.96      .00       .00       478.96         478.96        .00
                              PUR     01/23/96     286.850         286.85      .00       .00       286.85         286.85        .00
                              PUR     01/23/96     403.600         403.60      .00       .00       403.60         403.60        .00
                              PUR     01/30/96     378.530         378.53      .00       .00       378.53         378.53        .00
                              PUR     01/30/96     278.720         278.72      .00       .00       278.72         278.72        .00
                              PUR     01/30/96     468.750         468.75      .00       .00       468.75         468.75        .00
                              PUR     01/30/96     337.870         337.87      .00       .00       337.87         337.87        .00
                              PUR     01/30/96     872.240         872.24      .00       .00       872.24         872.24        .00
                              PUR     01/30/96     469.380         469.38      .00       .00       469.38         469.38        .00
                              PUR     01/30/96   1,328.360       1,328.36      .00       .00     1,328.36       1,328.36        .00
                              PUR     02/01/96   4,067.860       4,067.86      .00       .00     4,067.86       4,067.86        .00
                              PUR     02/01/96   2,018.060       2,018.06      .00       .00     2,018.06       2,018.06        .00
                              SAL     02/01/96     692.780         692.78      .00       .00       692.78         692.78        .00
                              SAL     02/01/96   1,329.670       1,329.67      .00       .00     1,329.67       1,329.67        .00
                              SAL     02/01/96   1,529.680       1,529.68      .00       .00     1,529.68       1,529.68        .00
                              SAL     02/01/96   1,115.440       1,115.44      .00       .00     1,115.44       1,115.44        .00
                              PUR     02/01/96   1,539.110       1,539.11      .00       .00     1,539.11       1,539.11        .00
                              PUR     02/06/96     813.700         813.70      .00       .00       813.70         813.70        .00
                              PUR     02/06/96     403.460         403.46      .00       .00       403.46         403.46        .00
                              PUR     02/06/96   1,209.450       1,209.45      .00       .00     1,209.45       1,209.45        .00
                              PUR     02/06/96     245.010         245.01      .00       .00       245.01         245.01        .00
                              PUR     02/13/96     231.690         231.69      .00       .00       231.69         231.69        .00
                              PUR     02/13/96   1,165.520       1,165.52      .00       .00     1,165.52       1,165.52        .00
                              PUR     02/13/96     385.890         385.89      .00       .00       385.89         385.89        .00
                              PUR     02/13/96     760.000         760.00      .00       .00       760.00         760.00        .00
                              PUR     02/23/96     777.870         777.87      .00       .00       777.87         777.87        .00
                              PUR     02/23/96     413.420         413.42      .00       .00       413.42         413.42        .00
                              PUR     02/23/96     305.500         305.50      .00       .00       305.50         305.50        .00
                              PUR     02/23/96   1,188.710       1,188.71      .00       .00     1,188.71       1,188.71        .00
                              PUR     02/23/96     233.280         233.28      .00       .00       233.28         233.28        .00
                              PUR     02/23/96     355.680         355.68      .00       .00       355.68         355.68        .00
                              PUR     02/23/96     431.340         431.34      .00       .00       431.34         431.34        .00
                              PUR     02/27/96     415.330         415.33      .00       .00       415.33         415.33        .00
                              PUR     02/27/96     353.810         353.81      .00       .00       353.81         353.81        .00
                              PUR     02/27/96     272.310         272.31      .00       .00       272.31         272.31        .00
                              PUR     02/27/96   1,158.880       1,158.88      .00       .00     1,158.88       1,158.88        .00
                              PUR     02/27/96     290.800         290.80      .00       .00       290.80         290.80        .00

                                                                          01-065

       KeyTrust

               RPT# 1772 5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

         ACCOUNT                                                                                               PAGE  65
         20-20-202-0344868                    DIEBOLD NEWARK HRLY CONS AC 401T    VALUATION   295,603.09 THRESHOLD     14,780.15

BROKER/PARTY                  TRAN SETTLE          SHARES/  PURCHASE/SALE     BROKER  OTHER       COST OF        PREVIOUS        NET
ASSET DESCRIPTION             TYPE  DATE             UNITS  COST/PROCEEDS COMMISSION EXPENSE        ASSET   ANNUAL MARKET  GAIN/LOSS


VICTORY FINANCIAL RESERVES FD PUR     02/27/96     415.290       415.29      .00       .00         415.29         415.29         .00
                              PUR     02/27/96     806.140       806.14      .00       .00         806.14         806.14         .00
                              PUR     03/01/96      21.530        21.53      .00       .00          21.53          21.53         .00
                              PUR     03/01/96      38.910        38.91      .00       .00          38.91          38.91         .00
                              PUR     03/01/96        .460          .46      .00       .00            .46            .46         .00
                              PUR     03/01/96        .560          .56      .00       .00            .56            .56         .00
                              PUR     03/01/96       2.710         2.71      .00       .00           2.71           2.71         .00
                              PUR     03/01/96      16.070        16.07      .00       .00          16.07          16.07         .00
                              PUR     03/01/96        .400          .40      .00       .00            .40            .40         .00
                              PUR     03/12/96     296.340       296.34      .00       .00         296.34         296.34         .00
                              PUR     03/12/96     410.870       410.87      .00       .00         410.87         410.87         .00
                              PUR     03/12/96     782.150       782.15      .00       .00         782.15         782.15         .00
                              PUR     03/12/96   1,204.320     1,204.32      .00       .00       1,204.32       1,204.32         .00
                              PUR     03/12/96     328.140       328.14      .00       .00         328.14         328.14         .00
                              PUR     03/12/96     241.980       241.98      .00       .00         241.98         241.98         .00
                              PUR     03/12/96     402.440       402.44      .00       .00         402.44         402.44         .00
                              PUR     03/20/96     407.960       407.96      .00       .00         407.96         407.96         .00
                              PUR     03/20/96     242.250       242.25      .00       .00         242.25         242.25         .00
                              PUR     03/20/96     328.420       328.42      .00       .00         328.42         328.42         .00
                              PUR     03/20/96   1,136.170     1,136.17      .00       .00       1,136.17       1,136.17         .00
                              PUR     03/20/96     791.250       791.25      .00       .00         791.25         791.25         .00
                              PUR     03/20/96     416.960       416.96      .00       .00         416.96         416.96         .00
                              PUR     03/20/96     302.700       302.70      .00       .00         302.70         302.70         .00
                              SAL     03/26/96   9,800.000     9,800.00      .00       .00       9,800.00       9,800.00         .00
                              SAL     03/26/96   1,470.000     1,470.00      .00       .00       1,470.00       1,470.00         .00
                              SAL     03/26/96   6,397.270     6,397.27      .00       .00       6,397.27       6,397.27         .00
                              SAL     03/26/96  16,400.000    16,400.00      .00       .00      16,400.00      16,400.00         .00
                              PUR     03/26/96     228.050       228.05      .00       .00         228.05         228.05         .00
                              SAL     03/26/96   1,690.000     1,690.00      .00       .00       1,690.00       1,690.00         .00
                              PUR     03/26/96     417.040       417.04      .00       .00         417.04         417.04         .00
                              SAL     03/26/96   2,074.670     2,074.67      .00       .00       2,074.67       2,074.67         .00
                              PUR     03/26/96     326.750       326.75      .00       .00         326.75         326.75         .00
                              SAL     03/26/96   1,950.000     1,950.00      .00       .00       1,950.00       1,950.00         .00
                              PUR     03/26/96   1,242.520     1,242.52      .00       .00       1,242.52       1,242.52         .00
                              PUR     03/26/96     399.820       399.82      .00       .00         399.82         399.82         .00
                              PUR     03/26/96     826.950       826.95      .00       .00         826.95         826.95         .00
                              PUR     03/26/96     298.370       298.37      .00       .00         298.37         298.37         .00
                              PUR     03/27/96     300.690       300.69      .00       .00         300.69         300.69         .00

                                                                          01-065

       KeyTrust

               RPT# 1772 5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

         ACCOUNT                                                                                               PAGE  66
         20-20-202-0344868                    DIEBOLD NEWARK HRLY CONS AC 401T    VALUATION   295,603.09 THRESHOLD      14,780.15

BROKER/PARTY                  TRAN SETTLE          SHARES/    PURCHASE/SALE     BROKER  OTHER    COST OF       PREVIOUS         NET
ASSET DESCRIPTION             TYPE DATE              UNITS    COST/PROCEEDS COMMISSION EXPENSE     ASSET  ANNUAL MARKET   GAIN/LOSS


VICTORY FINANCIAL RESERVES FD PUR     03/27/96   6,823.340       6,823.34      .00       .00    6,823.34       6,823.34         .00
                              PUR     03/27/96  17,585.030      17,585.03      .00       .00   17,585.03      17,585.03         .00
                              PUR     03/27/96     240.530         240.53      .00       .00      240.53         240.53         .00
                              PUR     03/27/96   2,041.660       2,041.66      .00       .00    2,041.66       2,041.66         .00
                              PUR     03/27/96     372.540         372.54      .00       .00      372.54         372.54         .00
                              PUR     03/27/96  10,607.760      10,607.76      .00       .00   10,607.76      10,607.76         .00
                              SAL     03/28/96   9,800.000       9,800.00      .00       .00    9,800.00       9,800.00         .00
                              SAL     03/28/96   6,400.000       6,400.00      .00       .00    6,400.00       6,400.00         .00
                              SAL     03/28/96   1,690.000       1,690.00      .00       .00    1,690.00       1,690.00         .00
                              SAL     03/29/96     200.000         200.00      .00       .00      200.00         200.00         .00
                              SAL     03/29/96     300.000         300.00      .00       .00      300.00         300.00         .00
                              SAL     03/29/96     300.000         300.00      .00       .00      300.00         300.00         .00
                              SAL     03/29/96     400.000         400.00      .00       .00      400.00         400.00         .00
                              SAL     03/29/96     800.000         800.00      .00       .00      800.00         800.00         .00
                              SAL     03/29/96     300.000         300.00      .00       .00      300.00         300.00         .00
                              SAL     03/29/96  18,000.000      18,000.00      .00       .00   18,000.00      18,000.00         .00
                              PUR     03/29/96     436.050         436.05      .00       .00      436.05         436.05         .00
                              PUR     04/01/96     827.570         827.57      .00       .00      827.57         827.57         .00
                              PUR     04/01/96     418.600         418.60      .00       .00      418.60         418.60         .00
                              PUR     04/01/96       2.780           2.78      .00       .00        2.78           2.78         .00
                              PUR     04/01/96     303.440         303.44      .00       .00      303.44         303.44         .00
                              PUR     04/01/96       4.840           4.84      .00       .00        4.84           4.84         .00
                              PUR     04/01/96   1,675.050       1,675.05      .00       .00    1,675.05       1,675.05         .00
                              PUR     04/01/96       3.890           3.89      .00       .00        3.89           3.89         .00
                              SAL     04/02/96     300.000         300.00      .00       .00      300.00         300.00         .00
                              SAL     04/02/96     400.000         400.00      .00       .00      400.00         400.00         .00
                              SAL     04/02/96     800.000         800.00      .00       .00      800.00         800.00         .00
                              PUR     04/03/96     849.400         849.40      .00       .00      849.40         849.40         .00
                              PUR     04/03/96     437.110         437.11      .00       .00      437.11         437.11         .00
                              PUR     04/03/96     332.340         332.34      .00       .00      332.34         332.34         .00
                              SAL     04/03/96   1,815.190       1,815.19      .00       .00    1,815.19       1,815.19         .00
                              PUR     04/03/96     268.470         268.47      .00       .00      268.47         268.47         .00
                              PUR     04/03/96     357.140         357.14      .00       .00      357.14         357.14         .00
                              PUR     04/03/96     413.240         413.24      .00       .00      413.24         413.24         .00
                              PUR     04/11/96     508.470         508.47      .00       .00      508.47         508.47         .00
                              PUR     04/11/96     445.860         445.86      .00       .00      445.86         445.86         .00
                              PUR     04/11/96     337.070         337.07      .00       .00      337.07         337.07         .00
                              PUR     04/11/96     367.230         367.23      .00       .00      367.23         367.23         .00


                                                                          01-065

       KeyTrust

               RPT# 1772 5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

        ACCOUNT                                                                                               PAGE  67
        20-20-202-0344868                    DIEBOLD NEWARK HRLY CONS AC 401T    VALUATION  295,603.09 THRESHOLD     14,780.15

BROKER/PARTY                  TRAN SETTLE          SHARES/    PURCHASE/SALE     BROKER  OTHER    COST OF        PREVIOUS        NET
 ASSET DESCRIPTION            TYPE DATE              UNITS    COST/PROCEEDS COMMISSION EXPENSE     ASSET   ANNUAL MARKET  GAIN/LOSS


VICTORY FINANCIAL RESERVES FD PUR     04/11/96   1,089.590       1,089.59      .00       .00    1,089.59       1,089.59         .00
                              PUR     04/11/96     568.270         568.27      .00       .00      568.27         568.27         .00
                              PUR     04/15/96      18.980          18.98      .00       .00       18.98          18.98         .00
                              PUR     04/17/96   1,360.530       1,360.53      .00       .00    1,360.53       1,360.53         .00
                              PUR     04/17/96     446.990         446.99      .00       .00      446.99         446.99         .00
                              PUR     04/17/96     876.640         876.64      .00       .00      876.64         876.64         .00
                              PUR     04/17/96     254.870         254.87      .00       .00      254.87         254.87         .00
                              PUR     04/17/96     230.620         230.62      .00       .00      230.62         230.62         .00
                              PUR     04/17/96     329.150         329.15      .00       .00      329.15         329.15         .00
                              PUR     04/17/96     430.820         430.82      .00       .00      430.82         430.82         .00
                              PUR     04/22/96     565.380         565.38      .00       .00      565.38         565.38         .00
                              PUR     04/22/96     496.180         496.18      .00       .00      496.18         496.18         .00
                              PUR     04/22/96     359.700         359.70      .00       .00      359.70         359.70         .00
                              PUR     04/22/96     419.550         419.55      .00       .00      419.55         419.55         .00
                              PUR     04/22/96     943.070         943.07      .00       .00      943.07         943.07         .00
                              PUR     04/22/96     482.810         482.81      .00       .00      482.81         482.81         .00
                              PUR     04/22/96   1,332.410       1,332.41      .00       .00    1,332.41       1,332.41         .00
                              PUR     04/23/96   1,830.330       1,830.33      .00       .00    1,830.33       1,830.33         .00
                              PUR     04/23/96     597.120         597.12      .00       .00      597.12         597.12         .00
                              PUR     04/23/96     377.490         377.49      .00       .00      377.49         377.49         .00
                              PUR     04/23/96   1,134.950       1,134.95      .00       .00    1,134.95       1,134.95         .00
                              PUR     04/23/96     342.550         342.55      .00       .00      342.55         342.55         .00
                              PUR     04/23/96     464.610         464.61      .00       .00      464.61         464.61         .00
                              PUR     04/23/96     549.300         549.30      .00       .00      549.30         549.30         .00
                              SAL     04/26/96   2,000.000       2,000.00      .00       .00    2,000.00       2,000.00         .00
                              SAL     04/26/96   1,500.000       1,500.00      .00       .00    1,500.00       1,500.00         .00
                              SAL     04/26/96   4,800.000       4,800.00      .00       .00    4,800.00       4,800.00         .00
                              SAL     04/26/96   1,600.000       1,600.00      .00       .00    1,600.00       1,600.00         .00
                              SAL     04/26/96   2,400.000       2,400.00      .00       .00    2,400.00       2,400.00         .00
                              SAL     04/26/96   4,400.000       4,400.00      .00       .00    4,400.00       4,400.00         .00
                              SAL     04/26/96   2,400.000       2,400.00      .00       .00    2,400.00       2,400.00         .00
                              PUR     04/29/96   2,000.000       2,000.00      .00       .00    2,000.00       2,000.00         .00
                              PUR     04/29/96   1,600.000       1,600.00      .00       .00    1,600.00       1,600.00         .00
                              PUR     04/29/96   4,800.000       4,800.00      .00       .00    4,800.00       4,800.00         .00
                              PUR     04/29/96   2,400.000       2,400.00      .00       .00    2,400.00       2,400.00         .00
                              PUR     04/29/96   4,400.000       4,400.00      .00       .00    4,400.00       4,400.00         .00
                              PUR     04/30/96   1,898.110       1,898.11      .00       .00    1,898.11       1,898.11         .00
                              SAL     04/30/96   1,792.060       1,792.06      .00       .00    1,792.06       1,792.06         .00


                                                                          01-065

       KeyTrust

               RPT# 1772 5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

        ACCOUNT                                                                                               PAGE  68
        20-20-202-0344868                    DIEBOLD NEWARK HRLY CONS AC 401T    VALUATION   295,603.09 THRESHOLD     14,780.15

BROKER/PARTY                  TRAN SETTLE          SHARES/    PURCHASE/SALE     BROKER   OTHER    COST OF       PREVIOUS         NET
ASSET DESCRIPTION             TYPE DATE              UNITS    COST/PROCEEDS COMMISSION EXPENSE      ASSET  ANNUAL MARKET   GAIN/LOSS


VICTORY FINANCIAL RESERVES FD SAL     04/30/96   3,658.980       3,658.98      .00       .00     3,658.98       3,658.98         .00
                              PUR     04/30/96     369.690         369.69      .00       .00       369.69         369.69         .00
                              SAL     04/30/96   1,547.210       1,547.21      .00       .00     1,547.21       1,547.21         .00
                              PUR     04/30/96     247.830         247.83      .00       .00       247.83         247.83         .00
                              PUR     04/30/96     517.620         517.62      .00       .00       517.62         517.62         .00
                              SAL     05/01/96     655.850         655.85      .00       .00       655.85         655.85         .00
                              SAL     05/01/96     164.770         164.77      .00       .00       164.77         164.77         .00
                              SAL     05/01/96     164.300         164.30      .00       .00       164.30         164.30         .00
                              SAL     05/01/96     644.230         644.23      .00       .00       644.23         644.23         .00
                              PUR     05/01/96     162.120         162.12      .00       .00       162.12         162.12         .00
                              PUR     05/01/96     163.810         163.81      .00       .00       163.81         163.81         .00
                              SAL     05/01/96   3,545.090       3,545.09      .00       .00     3,545.09       3,545.09         .00
                              PUR     05/07/96   1,814.580       1,814.58      .00       .00     1,814.58       1,814.58         .00
                              PUR     05/07/96     553.240         553.24      .00       .00       553.24         553.24         .00
                              PUR     05/07/96     374.720         374.72      .00       .00       374.72         374.72         .00
                              PUR     05/07/96   1,040.490       1,040.49      .00       .00     1,040.49       1,040.49         .00
                              PUR     05/07/96     369.040         369.04      .00       .00       369.04         369.04         .00
                              PUR     05/07/96     462.980         462.98      .00       .00       462.98         462.98         .00
                              PUR     05/07/96     514.580         514.58      .00       .00       514.58         514.58         .00
                              PUR     05/14/96     395.880         395.88      .00       .00       395.88         395.88         .00
                              PUR     05/14/96     258.570         258.57      .00       .00       258.57         258.57         .00
                              PUR     05/14/96     384.780         384.78      .00       .00       384.78         384.78         .00
                              PUR     05/14/96     304.280         304.28      .00       .00       304.28         304.28         .00
                              PUR     05/14/96     466.370         466.37      .00       .00       466.37         466.37         .00
                              PUR     05/14/96     927.680         927.68      .00       .00       927.68         927.68         .00
                              PUR     05/14/96   1,459.760       1,459.76      .00       .00     1,459.76       1,459.76         .00
                              PUR     05/24/96   1,512.430       1,512.43      .00       .00     1,512.43       1,512.43         .00
                              PUR     05/24/96     900.440         900.44      .00       .00       900.44         900.44         .00
                              PUR     05/24/96     468.990         468.99      .00       .00       468.99         468.99         .00
                              PUR     05/24/96     299.470         299.47      .00       .00       299.47         299.47         .00
                              PUR     05/24/96     383.590         383.59      .00       .00       383.59         383.59         .00
                              PUR     05/24/96     281.880         281.88      .00       .00       281.88         281.88         .00
                              PUR     05/24/96     449.000         449.00      .00       .00       449.00         449.00         .00
                              PUR     05/30/96     574.070         574.07      .00       .00       574.07         574.07         .00
                              PUR     05/30/96     323.400         323.40      .00       .00       323.40         323.40         .00
                              PUR     05/30/96     441.550         441.55      .00       .00       441.55         441.55         .00
                              PUR     05/30/96     361.580         361.58      .00       .00       361.58         361.58         .00
                              PUR     05/30/96     594.180         594.18      .00       .00       594.18         594.18         .00


01-065

       KeyTrust

               RPT# 1772 5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

        ACCOUNT                                                                                               PAGE  69
        20-20-202-0344868                    DIEBOLD NEWARK HRLY CONS AC 401T    VALUATION   295,603.09 THRESHOLD  14,780.15

BROKER/PARTY                  TRAN SETTLE          SHARES/    PURCHASE/SALE     BROKER   OTHER    COST OF        PREVIOUS        NET
ASSET DESCRIPTION             TYPE DATE              UNITS    COST/PROCEEDS COMMISSION EXPENSE      ASSET   ANNUAL MARKET  GAIN/LOSS


VICTORY FINANCIAL RESERVES FD PUR     05/30/96   1,061.460       1,061.46      .00       .00    1,061.46       1,061.46         .00
                              PUR     05/30/96   1,767.350       1,767.35      .00       .00    1,767.35       1,767.35         .00
                              PUR     06/03/96      22.940          22.94      .00       .00       22.94          22.94         .00
                              PUR     06/03/96      12.770          12.77      .00       .00       12.77          12.77         .00
                              PUR     06/03/96       4.770           4.77      .00       .00        4.77           4.77         .00
                              PUR     06/03/96       3.270           3.27      .00       .00        3.27           3.27         .00
                              PUR     06/03/96       8.300           8.30      .00       .00        8.30           8.30         .00
                              PUR     06/03/96       7.300           7.30      .00       .00        7.30           7.30         .00
                              PUR     06/03/96       3.080           3.08      .00       .00        3.08           3.08         .00
                              PUR     06/04/96     300.900         300.90      .00       .00      300.90         300.90         .00
                              PUR     06/04/96     423.140         423.14      .00       .00      423.14         423.14         .00
                              PUR     06/04/96     501.490         501.49      .00       .00      501.49         501.49         .00
                              PUR     06/04/96     484.940         484.94      .00       .00      484.94         484.94         .00
                              PUR     06/04/96     994.260         994.26      .00       .00      994.26         994.26         .00
                              PUR     06/04/96     365.040         365.04      .00       .00      365.04         365.04         .00
                              PUR     06/04/96   1,612.410       1,612.41      .00       .00    1,612.41       1,612.41         .00
                              PUR     06/07/96     543.830         543.83      .00       .00      543.83         543.83         .00
                              PUR     06/17/96   1,838.700       1,838.70      .00       .00    1,838.70       1,838.70         .00
                              PUR     06/17/96     383.130         383.13      .00       .00      383.13         383.13         .00
                              PUR     06/17/96   1,063.150       1,063.15      .00       .00    1,063.15       1,063.15         .00
                              PUR     06/17/96     533.730         533.73      .00       .00      533.73         533.73         .00
                              PUR     06/17/96     574.380         574.38      .00       .00      574.38         574.38         .00
                              PUR     06/17/96     398.340         398.34      .00       .00      398.34         398.34         .00
                              PUR     06/17/96     352.420         352.42      .00       .00      352.42         352.42         .00
                              PUR     06/19/96     314.830         314.83      .00       .00      314.83         314.83         .00
                              PUR     06/19/96     365.110         365.11      .00       .00      365.11         365.11         .00
                              PUR     06/19/96     466.370         466.37      .00       .00      466.37         466.37         .00
                              PUR     06/19/96     556.070         556.07      .00       .00      556.07         556.07         .00
                              PUR     06/19/96   1,068.940       1,068.94      .00       .00    1,068.94       1,068.94         .00
                              PUR     06/19/96     344.870         344.87      .00       .00      344.87         344.87         .00
                              PUR     06/19/96   1,751.420       1,751.42      .00       .00    1,751.42       1,751.42         .00
                              PUR     06/25/96   1,820.840       1,820.84      .00       .00    1,820.84       1,820.84         .00
                              PUR     06/25/96     379.630         379.63      .00       .00      379.63         379.63         .00
                              PUR     06/25/96   1,088.370       1,088.37      .00       .00    1,088.37       1,088.37         .00
                              PUR     06/25/96     607.670         607.67      .00       .00      607.67         607.67         .00
                              PUR     06/25/96     486.100         486.10      .00       .00      486.10         486.10         .00
                              PUR     06/25/96     420.930         420.93      .00       .00      420.93         420.93         .00
                              PUR     06/25/96     310.740         310.74      .00       .00      310.74         310.74         .00


                                                                          01-065

       KeyTrust
               RPT# 1772 5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

            ACCOUNT                                                                                               PAGE  70
            20-20-202-0344868                    DIEBOLD NEWARK HRLY CONS AC 401T    VALUATION   295,603.09 THRESHOLD    14,780.15

BROKER/PARTY                  TRAN SETTLE          SHARES/    PURCHASE/SALE     BROKER    OTHER    COST OF        PREVIOUS       NET
ASSET DESCRIPTION             TYPE  DATE             UNITS    COST/PROCEEDS COMMISSION   EXPENSE     ASSET   ANNUAL MARKET GAIN/LOSS


VICTORY FINANCIAL RESERVES FD PUR     07/01/96       8.210           8.21      .00       .00       8.21           8.21         .00
                              PUR     07/01/96      11.490          11.49      .00       .00      11.49          11.49         .00
                              PUR     07/01/96      11.620          11.62      .00       .00      11.62          11.62         .00
                              PUR     07/01/96      15.970          15.97      .00       .00      15.97          15.97         .00
                              PUR     07/01/96      29.410          29.41      .00       .00      29.41          29.41         .00
                              PUR     07/01/96      14.080          14.08      .00       .00      14.08          14.08         .00
                              PUR     07/01/96      52.220          52.22      .00       .00      52.22          52.22         .00
                              PUR     07/02/96   1,822.890       1,822.89      .00       .00   1,822.89       1,822.89         .00
                              PUR     07/02/96     458.690         458.69      .00       .00     458.69         458.69         .00
                              PUR     07/02/96   1,230.940       1,230.94      .00       .00   1,230.94       1,230.94         .00
                              PUR     07/02/96     694.530         694.53      .00       .00     694.53         694.53         .00
                              PUR     07/02/96     617.190         617.19      .00       .00     617.19         617.19         .00
                              PUR     07/02/96     406.400         406.40      .00       .00     406.40         406.40         .00
                              PUR     07/02/96     534.960         534.96      .00       .00     534.96         534.96         .00
                              SAL     07/12/96   4,400.000       4,400.00      .00       .00   4,400.00       4,400.00         .00
                              SAL     07/15/96   3,000.000       3,000.00      .00       .00   3,000.00       3,000.00         .00
                              SAL     07/15/96   4,000.000       4,000.00      .00       .00   4,000.00       4,000.00         .00
                              SAL     07/15/96   5,700.000       5,700.00      .00       .00   5,700.00       5,700.00         .00
                              SAL     07/15/96  10,700.000      10,700.00      .00       .00  10,700.00      10,700.00         .00
                              SAL     07/15/96   4,500.000       4,500.00      .00       .00   4,500.00       4,500.00         .00
                              SAL     07/16/96  18,697.430      18,697.43      .00       .00  18,697.43      18,697.43         .00
                              PUR     07/25/96   1,748.700       1,748.70      .00       .00   1,748.70       1,748.70         .00
                              PUR     07/25/96     359.220         359.22      .00       .00     359.22         359.22         .00
                              PUR     07/25/96   1,109.850       1,109.85      .00       .00   1,109.85       1,109.85         .00
                              PUR     07/25/96     594.040         594.04      .00       .00     594.04         594.04         .00
                              PUR     07/25/96     487.100         487.10      .00       .00     487.10         487.10         .00
                              PUR     07/25/96     379.740         379.74      .00       .00     379.74         379.74         .00
                              PUR     07/25/96     404.980         404.98      .00       .00     404.98         404.98         .00
                              PUR     07/31/96     473.470         473.47      .00       .00     473.47         473.47         .00
                              PUR     07/31/96     365.960         365.96      .00       .00     365.96         365.96         .00
                              PUR     07/31/96     450.000         450.00      .00       .00     450.00         450.00         .00
                              PUR     07/31/96     571.360         571.36      .00       .00     571.36         571.36         .00
                              PUR     07/31/96   1,072.430       1,072.43      .00       .00   1,072.43       1,072.43         .00
                              PUR     07/31/96     358.100         358.10      .00       .00     358.10         358.10         .00
                              PUR     07/31/96   1,727.160       1,727.16      .00       .00   1,727.16       1,727.16         .00
                              PUR     08/01/96      39.480          39.48      .00       .00      39.48          39.48         .00
                              PUR     08/01/96       9.850           9.85      .00       .00       9.85           9.85         .00
                              PUR     08/01/96      11.990          11.99      .00       .00      11.99          11.99         .00


                                                                          01-065

       KeyTrust

               RPT# 1772 5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

         ACCOUNT                                                                                               PAGE  71
         20-20-202-0344868                    DIEBOLD NEWARK HRLY CONS AC 401T    VALUATION   295,603.09 THRESHOLD   14,780.15

BROKER/PARTY                  TRAN SETTLE          SHARES/    PURCHASE/SALE     BROKER   OTHER   COST OF        PREVIOUS        NET
ASSET DESCRIPTION             TYPE DATE              UNITS    COST/PROCEEDS COMMISSION EXPENSE     ASSET   ANNUAL MARKET  GAIN/LOSS


VICTORY FINANCIAL RESERVES FD PUR     08/01/96      21.660          21.66      .00       .00       21.66          21.66         .00
                              PUR     08/01/96       8.950           8.95      .00       .00        8.95           8.95         .00
                              PUR     08/01/96       6.440           6.44      .00       .00        6.44           6.44         .00
                              PUR     08/01/96       7.620           7.62      .00       .00        7.62           7.62         .00
                              SAL     08/02/96   1,085.430       1,085.43      .00       .00    1,085.43       1,085.43         .00
                              SAL     08/02/96     174.680         174.68      .00       .00      174.68         174.68         .00
                              SAL     08/02/96     559.390         559.39      .00       .00      559.39         559.39         .00
                              SAL     08/02/96     344.390         344.39      .00       .00      344.39         344.39         .00
                              SAL     08/02/96     711.420         711.42      .00       .00      711.42         711.42         .00
                              PUR     08/06/96   1,653.440       1,653.44      .00       .00    1,653.44       1,653.44         .00
                              PUR     08/06/96     295.500         295.50      .00       .00      295.50         295.50         .00
                              PUR     08/06/96     932.070         932.07      .00       .00      932.07         932.07         .00
                              PUR     08/06/96     547.210         547.21      .00       .00      547.21         547.21         .00
                              PUR     08/06/96     295.640         295.64      .00       .00      295.64         295.64         .00
                              PUR     08/06/96     411.170         411.17      .00       .00      411.17         411.17         .00
                              PUR     08/06/96     311.510         311.51      .00       .00      311.51         311.51         .00
                              PUR     08/13/96     480.950         480.95      .00       .00      480.95         480.95         .00
                              PUR     08/13/96     423.540         423.54      .00       .00      423.54         423.54         .00
                              PUR     08/13/96     325.710         325.71      .00       .00      325.71         325.71         .00
                              PUR     08/13/96     533.520         533.52      .00       .00      533.52         533.52         .00
                              PUR     08/13/96     355.230         355.23      .00       .00      355.23         355.23         .00
                              PUR     08/13/96   1,043.600       1,043.60      .00       .00    1,043.60       1,043.60         .00
                              PUR     08/13/96   1,783.670       1,783.67      .00       .00    1,783.67       1,783.67         .00
                              SAL     08/21/96     500.000         500.00      .00       .00      500.00         500.00         .00
                              SAL     08/21/96   1,200.000       1,200.00      .00       .00    1,200.00       1,200.00         .00
                              SAL     08/21/96   1,000.000       1,000.00      .00       .00    1,000.00       1,000.00         .00
                              PUR     08/22/96     356.630         356.63      .00       .00      356.63         356.63         .00
                              SAL     08/22/96   2,400.600       2,400.60      .00       .00    2,400.60       2,400.60         .00
                              SAL     08/22/96   1,525.970       1,525.97      .00       .00    1,525.97       1,525.97         .00
                              PUR     08/22/96   1,766.640       1,766.64      .00       .00    1,766.64       1,766.64         .00
                              SAL     08/22/96   1,071.830       1,071.83      .00       .00    1,071.83       1,071.83         .00
                              PUR     08/22/96     360.090         360.09      .00       .00      360.09         360.09         .00
                              PUR     08/22/96     472.540         472.54      .00       .00      472.54         472.54         .00
                              SAL     08/23/96   5,960.660       5,960.66      .00       .00    5,960.66       5,960.66         .00
                              PUR     08/27/96   1,778.330       1,778.33      .00       .00    1,778.33       1,778.33         .00
                              PUR     08/27/96     615.830         615.83      .00       .00      615.83         615.83         .00
                              PUR     08/27/96   1,145.340       1,145.34      .00       .00    1,145.34       1,145.34         .00
                              PUR     08/27/96     325.950         325.95      .00       .00      325.95         325.95         .00


                                                                          01-065

       KeyTrust

               RPT# 1772 5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

         ACCOUNT                                                                                               PAGE  72
         20-20-202-0344868                    DIEBOLD NEWARK HRLY CONS AC 401T    VALUATION  295,603.09 THRESHOLD  14,780.15

BROKER/PARTY                  TRAN SETTLE          SHARES/    PURCHASE/SALE     BROKER    OTHER   COST OF        PREVIOUS        NET
ASSET DESCRIPTION             TYPE DATE              UNITS    COST/PROCEEDS COMMISSION  EXPENSE     ASSET   ANNUAL MARKET  GAIN/LOSS


VICTORY FINANCIAL RESERVES FD PUR     08/27/96     491.250         491.25      .00       .00     491.25         491.25         .00
                              PUR     08/27/96     335.140         335.14      .00       .00     335.14         335.14         .00
                              PUR     08/27/96     452.250         452.25      .00       .00     452.25         452.25         .00
                              PUR     09/03/96       5.550           5.55      .00       .00       5.55           5.55         .00
                              PUR     09/03/96       4.400           4.40      .00       .00       4.40           4.40         .00
                              PUR     09/03/96       2.560           2.56      .00       .00       2.56           2.56         .00
                              PUR     09/03/96       3.910           3.91      .00       .00       3.91           3.91         .00
                              PUR     09/03/96      11.030          11.03      .00       .00      11.03          11.03         .00
                              PUR     09/03/96       7.220           7.22      .00       .00       7.22           7.22         .00
                              PUR     09/03/96      18.810          18.81      .00       .00      18.81          18.81         .00
                              PUR     09/05/96   1,837.610       1,837.61      .00       .00   1,837.61       1,837.61         .00
                              PUR     09/05/96     638.030         638.03      .00       .00     638.03         638.03         .00
                              PUR     09/05/96   1,276.740       1,276.74      .00       .00   1,276.74       1,276.74         .00
                              PUR     09/05/96     408.960         408.96      .00       .00     408.96         408.96         .00
                              PUR     09/05/96     485.610         485.61      .00       .00     485.61         485.61         .00
                              PUR     09/05/96     370.220         370.22      .00       .00     370.22         370.22         .00
                              PUR     09/05/96     507.470         507.47      .00       .00     507.47         507.47         .00
                              PUR     09/06/96     613.360         613.36      .00       .00     613.36         613.36         .00
                              PUR     09/10/96   1,521.180       1,521.18      .00       .00   1,521.18       1,521.18         .00
                              PUR     09/10/96     299.320         299.32      .00       .00     299.32         299.32         .00
                              PUR     09/10/96     469.790         469.79      .00       .00     469.79         469.79         .00
                              PUR     09/10/96     923.770         923.77      .00       .00     923.77         923.77         .00
                              PUR     09/10/96     391.890         391.89      .00       .00     391.89         391.89         .00
                              PUR     09/10/96     289.010         289.01      .00       .00     289.01         289.01         .00
                              PUR     09/10/96     420.610         420.61      .00       .00     420.61         420.61         .00
                              SAL     09/17/96   1,681.440       1,681.44      .00       .00   1,681.44       1,681.44         .00
                              SAL     09/17/96   1,335.100       1,335.10      .00       .00   1,335.10       1,335.10         .00
                              PUR     09/17/96     572.380         572.38      .00       .00     572.38         572.38         .00
                              SAL     09/17/96   1,377.130       1,377.13      .00       .00   1,377.13       1,377.13         .00
                              PUR     09/17/96   1,771.640       1,771.64      .00       .00   1,771.64       1,771.64         .00
                              PUR     09/17/96   1,032.250       1,032.25      .00       .00   1,032.25       1,032.25         .00
                              PUR     09/17/96     423.280         423.28      .00       .00     423.28         423.28         .00
                              SAL     09/18/96   2,130.000       2,130.00      .00       .00   2,130.00       2,130.00         .00
                              SAL     09/18/96   4,750.000       4,750.00      .00       .00   4,750.00       4,750.00         .00
                              SAL     09/18/96   2,660.000       2,660.00      .00       .00   2,660.00       2,660.00         .00
                              SAL     09/19/96   7,995.840       7,995.84      .00       .00   7,995.84       7,995.84         .00
                              PUR     09/24/96   1,691.890       1,691.89      .00       .00   1,691.89       1,691.89         .00
                              PUR     09/24/96     536.030         536.03      .00       .00     536.03         536.03         .00


                                                                          01-065

       KeyTrust

               RPT# 1772 5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96

           ACCOUNT                                                                                               PAGE  73
           20-20-202-0344868                    DIEBOLD NEWARK HRLY CONS AC 401T    VALUATION   295,603.09 THRESHOLD    14,780.15

BROKER/PARTY                  TRAN SETTLE          SHARES/    PURCHASE/SALE     BROKER   OTHER    COST OF       PREVIOUS         NET
ASSET DESCRIPTION             TYPE DATE              UNITS    COST/PROCEEDS COMMISSION EXPENSE     ASSET   ANNUAL MARKET   GAIN/LOSS


VICTORY FINANCIAL RESERVES FD  PUR      09/24/96   1,054.570       1,054.57      .00       .00   1,054.57       1,054.57         .00
                               PUR      09/24/96     323.860         323.86      .00       .00     323.86         323.86         .00
                               PUR      09/24/96     413.610         413.61      .00       .00     413.61         413.61         .00
                               PUR      09/24/96     305.750         305.75      .00       .00     305.75         305.75         .00
                               PUR      09/24/96     429.270         429.27      .00       .00     429.27         429.27         .00
                               PUR      10/01/96   1,763.910       1,763.91      .00       .00   1,763.91       1,763.91         .00
                               PUR      10/01/96   1,105.370       1,105.37      .00       .00   1,105.37       1,105.37         .00
                               PUR      10/01/96     342.400         342.40      .00       .00     342.40         342.40         .00
                               PUR      10/01/96     454.920         454.92      .00       .00     454.92         454.92         .00
                               PUR      10/01/96     449.940         449.94      .00       .00     449.94         449.94         .00
                               SAL      10/01/96     341.080         341.08      .00       .00     341.08         341.08         .00
                               PUR      10/01/96     579.730         579.73      .00       .00     579.73         579.73         .00
                               SAL      10/02/96   1,130.000       1,130.00      .00       .00   1,130.00       1,130.00         .00
                               SAL      10/02/96   2,130.000       2,130.00      .00       .00   2,130.00       2,130.00         .00
                               SAL      10/02/96     900.000         900.00      .00       .00     900.00         900.00         .00
                               SAL      10/02/96     635.000         635.00      .00       .00     635.00         635.00         .00
                               SAL      10/02/96     860.000         860.00      .00       .00     860.00         860.00         .00
                               SAL      10/04/96   3,485.400       3,485.40      .00       .00   3,485.40       3,485.40         .00
                               PUR      10/08/96   2,008.800       2,008.80      .00       .00   2,008.80       2,008.80         .00
                               PUR      10/08/96   1,198.000       1,198.00      .00       .00   1,198.00       1,198.00         .00
                               PUR      10/08/96     332.780         332.78      .00       .00     332.78         332.78         .00
                               PUR      10/08/96     581.100         581.10      .00       .00     581.10         581.10         .00
                               PUR      10/08/96     324.490         324.49      .00       .00     324.49         324.49         .00
                               PUR      10/08/96     433.990         433.99      .00       .00     433.99         433.99         .00
                               PUR      10/08/96     482.650         482.65      .00       .00     482.65         482.65         .00
                               PUR      10/16/96     449.160         449.16      .00       .00     449.16         449.16         .00
                               PUR      10/16/96     290.920         290.92      .00       .00     290.92         290.92         .00
                               PUR      10/16/96     399.300         399.30      .00       .00     399.30         399.30         .00
                               PUR      10/16/96     552.940         552.94      .00       .00     552.94         552.94         .00
                               PUR      10/16/96     323.920         323.92      .00       .00     323.92         323.92         .00
                               PUR      10/16/96   1,171.310       1,171.31      .00       .00   1,171.31       1,171.31         .00
                               PUR      10/16/96   1,786.710       1,786.71      .00       .00   1,786.71       1,786.71         .00
                               PUR      10/18/96   1,725.610       1,725.61      .00       .00   1,725.61       1,725.61         .00
                               PUR      10/18/96   2,401.150       2,401.15      .00       .00   2,401.15       2,401.15         .00
                               SAL      10/18/96     988.940         988.94      .00       .00     988.94         988.94         .00
                               PUR      10/18/96   1,570.490       1,570.49      .00       .00   1,570.49       1,570.49         .00
                               SAL      10/18/96     147.630         147.63      .00       .00     147.63         147.63         .00
                               PUR      10/18/96     593.570         593.57      .00       .00     593.57         593.57         .00


                                                                          01-065

       KeyTrust

               RPT# 1772 5% REPORT BY ASSET-AGGREGATE TRANSACTIONS
                            01/01/96 THROUGH 12/31/96



     ACCOUNT                                                                                                     PAGE  74
     20-20-202-0344868                         DIEBOLD NEWARK HRLY CONS AC 401T    VALUATION  295,603.09 THRESHOLD       14,780.15

BROKER/PARTY                  TRAN SETTLE       SHARES/    PURCHASE/SALE   BROKER     OTHER     COST OF       PREVIOUS        NET
 ASSET DESCRIPTION            TYPE DATE          UNITS    COST/PROCEEDS  COMMISSION  EXPENSE     ASSET      ANNUAL MARKET  GAIN/LOSS


VICTORY FINANCIAL RESERVES FD SAL   10/18/96     424.180         424.18    .00       .00         424.18          424.18         .00
                              SAL   10/21/96     970.430         970.43    .00       .00         970.43          970.43         .00
                              SAL   10/21/96   1,558.690       1,558.69    .00       .00       1,558.69        1,558.69         .00
                              SAL   10/21/96   1,150.310       1,150.31    .00       .00       1,150.31        1,150.31         .00
                              SAL   10/21/96   3,292.980       3,292.98    .00       .00       3,292.98        3,292.98         .00
                              SAL   10/21/96   5,881.460       5,881.46    .00       .00       5,881.46        5,881.46         .00
                              PUR   10/23/96   1,127.720       1,127.72    .00       .00       1,127.72        1,127.72         .00
                              PUR   10/23/96     344.190         344.19    .00       .00         344.19          344.19         .00
                              PUR   10/23/96     565.380         565.38    .00       .00         565.38          565.38         .00
                              PUR   10/23/96   1,786.390       1,786.39    .00       .00       1,786.39        1,786.39         .00
                              PUR   10/23/96     419.590         419.59    .00       .00         419.59          419.59         .00
                              PUR   10/23/96     290.450         290.45    .00       .00         290.45          290.45         .00
                              PUR   10/23/96     470.550         470.55    .00       .00         470.55          470.55         .00
                              PUR   10/29/96     261.140         261.14    .00       .00         261.14          261.14         .00
                              PUR   10/29/96   3,013.620       3,013.62    .00       .00       3,013.62        3,013.62         .00
                              SAL   10/29/96      62.120          62.12    .00       .00          62.12           62.12         .00
                              SAL   10/29/96      41.260          41.26    .00       .00          41.26           41.26         .00
                              PUR   10/29/96       2.840           2.84    .00       .00           2.84            2.84         .00
                              PUR   10/29/96     676.350         676.35    .00       .00         676.35          676.35         .00
                              PUR   10/29/96     417.990         417.99    .00       .00         417.99          417.99         .00
                              SAL   10/30/96     470.550         470.55    .00       .00         470.55          470.55         .00
                              SAL   10/30/96     720.470         720.47    .00       .00         720.47          720.47         .00
                              SAL   10/30/96     285.000         285.00    .00       .00         285.00          285.00         .00
                              SAL   10/30/96     125.450         125.45    .00       .00         125.45          125.45         .00
                              PUR   10/30/96      21.500          21.50    .00       .00          21.50           21.50         .00
                              SAL   10/30/96  10,307.000      10,307.00    .00       .00      10,307.00       10,307.00         .00
                         354 PURCHASES FOR              274,351.34  106      SALES FOR 286,188.62 ISSUE AGGREGATE TOTAL  560,539.96


                                                                          01-065

       KeyTrust

          RPT# 1773 5% REPORT BY BROKER-AGGREGATE TRANS FOR SECURITIES
                            01/01/96 THROUGH 12/31/96


          ACCOUNT                                                                                                PAGE  75
          20-20-202-0344868                    DIEBOLD NEWARK HRLY CONS AC 401T    VALUATION    295,603.09 THRESHOLD   14,780.15

BROKER/PARTY                  TRAN  SETTLE      SHARES/ PURCHASE/SALE      BROKER   OTHER        COST OF       PREVIOUS    NET
  ASSET DESCRIPTION           TYPE  DATE         UNITS  COST/PROCEEDS  COMMISSION   EXPENSE       ASSET    ANNUAL MARKET GAIN/LOSS

    GOLDMAN SACHS & CO/COURTESY ACCT

  DIEBOLD INC

  COM                         PUR 01/18/96       114.000     5,942.25     10.26      .00       5,952.51        5,952.51        .00

  DIEBOLD INC

  COM                         PUR 04/03/96       455.000    17,972.50     18.20      .00      17,990.70       17,990.70        .00

  DIEBOLD INC

  COM                         PUR 10/04/96        60.000     3,480.00      5.40      .00       3,485.40        3,485.40        .00
  DIEBOLD INC
  COM                         PUR 10/30/96       145.000     8,663.75      5.80      .00       8,669.55        8,669.55        .00

                           4 PURCHASES FOR  36,058.50      0 SALES FOR            .00 BROKER AGGREGATE TOTAL    36,058.50      .00


    MCDONALD & CO. SECURITIES, INC.

   DIEBOLD INC

  COM                         PUR 04/01/96       411.000    16,337.25     36.99      .00      16,374.24       16,374.24        .00

  DIEBOLD INC

  COM                         SAL 04/15/96       346.000    13,234.05     31.14      .00      11,037.82       12,978.37   2,165.09

  DIEBOLD INC

  COM                         PUR 05/01/96       114.000     4,389.00      6.84      .00       4,395.84        4,395.84        .00

  DIEBOLD INC

  COM                         PUR 07/16/96       409.000    18,660.62     36.81      .00      18,697.43       18,697.43        .00

  DIEBOLD INC

  COM                         PUR 08/23/96       109.000     5,954.12      6.54      .00       5,960.66        5,960.66        .00

  DIEBOLD INC

  COM                         PUR 09/19/96       143.000     7,990.12      5.72      .00       7,995.84        7,995.84        .00

  DIEBOLD INC

  COM                         PUR 01/06/97       265.000    16,756.21     10.60      .00      16,766.81       16,766.81        .00


                                                                          01-065

       KeyTrust

          RPT# 1773 5% REPORT BY BROKER-AGGREGATE TRANS FOR SECURITIES
                            01/01/96 THROUGH 12/31/96

    ACCOUNT                                                                                                              PAGE 76
           20-20-202-0344868                    DIEBOLD NEWARK HRLY CONS AC 401T    VALUATION   295,603.09 THRESHOLD   14,780.15

BROKER/PARTY               TRAN  SETTLE        SNARES/   PURCHASE/SALE   BROKER      OTHER       COST OF     PREVIOUS        NET
  ASSET DESCRIPTION        TYPE  DATE            UNITS   COST/PROCEEDS COMMISSION  EXPENSE         ASSET    ANNUAL MARKET  GAIN/LOSS

                    6 PURCHASES FOR     70,087.32      1 SALES FOR       13,234.05 BROKER AGGREGATE TOTAL   83,321.37       2,165.09

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

 DIEBOLD, INCORPORATED RETIREE MEDICAL FUNDING PLAN FOR NEWARK HOURLY EMPLOYEES
--------------------------------------------------------------------------------
                                 (Name of Plan)

Date:  June 24, 1997                 By:/s/Gerald F. Morris
      --------------------------     ----------------------
                                     Gerald F. Morris
                                     Executive Vice President and
                                     Chief Financial Officer
                                     (Principal Accounting and
                                     Financial Officer)

                              DIEBOLD, INCORPORATED

                                    FORM 11-K

                                INDEX TO EXHIBITS

        EXHIBIT NO.                                                   PAGE NO.
        -----------                                                   --------

        23.              Consent of Independent Auditors                36